UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MSA Safety Incorporated

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MSA SAFETY INCORPORATED  ■  1000 CRANBERRY WOODS DRIVE, CRANBERRY TOWNSHIP,  PENNSYLVANIA 16066  ■  PHONE (724) 776-8600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MSA SAFETY INCORPORATED:

Notice is hereby given that the Annual Meeting of Shareholders of MSA Safety Incorporated will be held on Tuesday, May 6, 2014 at 9:00 A.M., local Pittsburgh time, at the Company’s Corporate Center, 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2017:    The election of three directors for a term of three years;

(2)    Election of Director for 2016:    The election of one director for a term of two years;

(3)    Employee Stock Purchase Plan Approval:    Approval of Adoption of the Company’s Employee Stock Purchase Plan;

(4)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2014;

(5)    Say on Pay:    To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on March 11, 2014 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please vote by promptly submitting your proxy by mail, by the internet or by phone. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

    Secretary

March 28, 2014

PROXY STATEMENT SUMMARY

The following summary includes an overview of information that is provided elsewhere in this proxy statement. This summary is intended only as an overview, and we advise you to carefully read the entire proxy statement before casting your vote. MSA thanks you for your continued interest in the Company.

2014 Annual Meeting of Shareholders

When:	9:00 a.m. EDT on May 6, 2014

Where:	MSA Corporate Center 1000 Cranberry Woods Drive Cranberry Township, PA 16066

Record Date:	March 11, 2014

Voting:	Shareholders of the Company as of the Record Date are entitled to vote on the matters presented at the meeting. Each share of common stock of the Company is entitled to one vote for each director nominee and for one vote on each of the other matters presented.

Meeting Agenda

•	Election of three (3) directors with terms expiring in 2017

•	Election of one (1) director with a term expiring in 2016

•	Approval of Employee Stock Purchase Plan

•	Selection of PricewaterhouseCoopers LLC as independent registered public accounting firm for 2014

•	Advisory “say on pay” vote to approve the executive compensation of the named executive officers

Voting Matters

Voting Matter	Board Recommendation	Proxy Page Reference
• Election of Directors	FOR each nominee	2
• Approval of Employee Stock Purchase Plan	FOR	10
• Selection of PricewaterhouseCoopers LLC	FOR	65
• Advisory Vote to Approve Executive Compensation	FOR	66

Summary Page 1

Nominees

The following table provides a brief overview of each director nominee. We are asking shareholders to vote FOR each nominee. Each of the nominees William M. Lambert, Diane M. Pearse and L. Edward Shaw, Jr., if elected, will serve a term expiring at the 2017 annual meeting of shareholders and until their successors are elected and qualified. The nominee Rebecca B. Roberts, if elected, will serve a term expiring at the 2016 annual meeting of shareholders and until her successor is elected and qualified.

NAME	OCCUPATION EXPERIENCE/QUALIFICATIONS	AGE	DIRECTOR SINCE	COMMITTEES
William M. Lambert	• President and Chief Executive Officer of the Company • Has worked for the Company for 32 years • Expertise in product development, marketing and finance • Safety products industry knowledge	55	2007
Diane M. Pearse	• Senior Vice President, Operations and Merchandising for Redbox Automated Retail, LLC • Business leadership • Financial and accounting expertise • Operational expertise	56	2004	• Audit (Chair) • Finance • Law
L. Edward Shaw, Jr.	• Retired; formerly Independent Counsel to the Board of Directors of the New York Stock Exchange on regulatory matters and Senior Managing Director of Breeden Capital Management LLC • Business leadership • Financial expertise • Legal and governance expertise	69	1998	• Finance (Chair) • Nominating and Corporate Governance • Law (Chair)
Rebecca B. Roberts	• Retired; formerly President of Chevron Pipe Line Company • General management expertise • Operations expertise • Oil, gas and petrochemical industry expertise	61	Elected by the Board of Directors on October 29, 2013	• Compensation

Summary Page 2

Employee Stock Purchase Plan

We are asking shareholders to approve the Company’s new Employee Stock Purchase Plan. The Company wishes to adopt this plan as a means through which employees may more easily purchase Company stock, which will increase employee engagement and foster an enhanced culture of ownership and accountability.

Auditor

We are asking shareholders to approve the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2014. The following table provides a summary of PricewaterhouseCoopers LLC fees for services to the Company in 2013 and 2012.

	2013	2012
Audit Fees	$2,437,414	$2,583,875
Audit-Related Fees	61,563	179,852
Tax Fees	—	—
All Other Fees	—	—

Advisory Vote to Approve Executive Compensation

We are asking shareholders to vote FOR the Company’s compensation of the named executive officers. The Board and the Compensation Committee will take into account the outcome when considering future executive compensation arrangements. In 2013, the shareholders voted in favor of the Company’s executive compensation program, with 98.8% of the votes cast by shareholders voting FOR the proposal. The Board and Compensation Committee took this vote into consideration in designing the executive compensation program for 2014. Please see the Compensation Discussion and Analysis in the proxy statement for complete details about compensation for the named executive officers.

Summary Page 3

MSA SAFETY INCORPORATED

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 6, 2014

The 2014 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2013 are also available at www.MSAsafety.com/proxymaterials.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of MSA Safety Incorporated (the “Company” or “MSA”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 2014, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the internet. To vote your proxy by mail, mark your vote on the proxy card, and follow the mailing directions on the card. To vote your proxy by telephone or electronically using the internet, follow the instructions on the proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. A shareholder giving the accompanying proxy by mail has the power to revoke or change it at any time prior to its exercise upon written notice given to the Secretary of the Company. Please note that, in order to be counted, the revocation or change must be received by 11:59 p.m. EDT on May 5, 2014. The mailing address of the principal executive offices of the Company is 1000 Cranberry Woods Drive, Cranberry Township, PA 16066. A shareholder voting the proxy by telephone or by the internet has the power to revoke or change such proxy vote by voting again and following the instructions and meeting the deadlines for such vote as set forth on the proxy card.

Important Information About MSA Safety Incorporated

On March 7, 2014, Mine Safety Appliances Company (“Mine Safety”) reorganized into a holding company structure. As a result of the reorganization, the Company, formerly a wholly-owned subsidiary of Mine Safety, became the publicly traded holding company of Mine Safety and its subsidiaries. Shareholder approval was not required for the reorganization. By virtue of the reorganization, each share of Mine Safety’s outstanding common stock and preferred stock was converted, on a share for share basis, into a share of common stock or preferred stock, respectively, of the Company. As a result, at the effective time of the reorganization, each shareholder of Mine Safety became the owner of an identical number of shares of common stock or preferred stock, as applicable, of the Company and ceased to own any shares of Mine Safety. The shares of common and preferred stock of the Company have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as the shares of Mine Safety common and preferred stock, respectively, had immediately prior to the reorganization. For a more detailed discussion of the reorganization, see the Current Report on Form 8-K filed by the Company on March 7, 2014. References in this proxy statement to the Company or the Company’s Board of Directors relating to the period prior to the effective time of the reorganization refer to Mine Safety and relating to the period following the effective time of the reorganization refer to the Company.

VOTING SECURITIES AND RECORD DATE

As of March 11, 2014, the record date for the Annual Meeting, 37,336,601 shares of Common Stock were issued and outstanding, not including 78,015 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership – Beneficial Ownership of Management” on page 61 below.

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on March 11, 2014, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” on page 61 below for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSALS NO. 1 AND 2

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve until the Annual Meeting in 2017, and one director will be elected to serve until the Annual Meeting in 2016. Mr. William M. Lambert, Ms. Diane M. Pearse and Mr. L. Edward Shaw, Jr. were nominated by the Board for election in the Class of 2017, and Ms. Rebecca B. Roberts was nominated by the Board for election in the Class of 2016. Ms. Roberts was elected to be a director by the Board on October 29, 2013, and the Company is now requesting the shareholders to elect Ms. Roberts. Ms. Roberts was recommended to the Board by a third party search firm retained by the Board. That search firm evaluated and provided information to the Nominating and Corporate Governance Committee concerning prospective candidates, which the committee took into consideration in forming its recommendations to the Board. Following the search and selection process, Ms. Roberts was elected by the Board. The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees, each of whom has consented to be named as a nominee and to serve if elected. Properly submitted proxies that are timely received will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting.

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

Nominees for terms expiring in 2017

Diane M. Pearse	Senior Vice President, Operations and Merchandising for Redbox Automated Retail, LLC (a fully automated DVD rental company) since May 2011; prior thereto Ms. Pearse was Senior Vice President, Finance and Operations for Redbox from October 2010 to May 2011 and Senior Vice President, Finance for Redbox from May 2010 to October 2010; prior to joining Redbox, Ms. Pearse was Chief Financial Officer of Crate and Barrel (a home furnishings retailer). As the Senior Vice President, Operations and Merchandising for a large consumer products company, in addition to her prior financial management experience with a major retail company, Ms. Pearse brings extensive financial, accounting, and operational expertise to the Company’s Board of Directors.	56	2004

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

Nominees for terms expiring in 2017

L. Edward Shaw, Jr.	Retired (2005) from full time position as Independent Counsel to the Board of Directors of the New York Stock Exchange on regulatory matters; Retired (2010) from part time position as Senior Managing Director of Breeden Capital Management LLC (investment management and multi-disciplinary professional services firm); currently a Director of HealthSouth Corporation. Formerly served in senior legal and executive roles with three multinational financial institutions including The Chase Manhattan Bank and as a partner in a major international law firm. Mr. Shaw brings to the Company’s board expertise in the legal and financial aspects of operating a multinational company.	69	1998

William M. Lambert	President and Chief Executive Officer of the Company. As the Company’s CEO, Mr. Lambert brings to the Company’s board extensive experience in the Company’s business with particular expertise in product development, marketing, finance and the global safety products industry.	55	2007

Nominee for a term expiring in 2016

Rebecca B. Roberts	Retired (2011); formerly President of Chevron Pipe Line Company, a wholly owned subsidiary of Chevron Corp. (a petroleum producer), managing more than 10,000 miles of oil and petroleum products pipelines throughout North America since 2006; prior thereto, Ms. Roberts was President of Chevron Global Power Generation, managing a portfolio of commercial power plants in the U.S., Asia and Europe; currently a director of Black Hills Corporation and Enbridge Energy Partners L.P. Ms. Roberts brings to the Company’s board extensive management, operations, and oil, gas and petrochemical industry expertise.	61	2013

Continuing Directors with terms expiring in 2015

Thomas B. Hotopp	Retired (2003); formerly President of the Company. As the former President, Mr. Hotopp brings to the Company’s board extensive experience in the safety products industry with particular expertise in the Company’s North American operations, markets, customers and competitors.	72	1998

John T. Ryan III	Retired (2008); formerly Chief Executive Officer of the Company; presently non-executive Chairman of the Board. As the former CEO, Mr. Ryan brings to the Company’s board extensive experience in the safety products industry with particular expertise in international markets.	70	1981

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices). As the former CEO of a publicly traded multinational company, Mr. Witmer brings to the Company’s board specific expertise in global engineering, product design, operations and marketing in international markets.	71	1997

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

Continuing Directors with terms expiring in 2016

Robert A. Bruggeworth	President and Chief Executive Officer, RF Micro Devices, Inc. (high-performance RF components and compound semiconductors manufacturer); Director of RF Micro Devices, Inc. As the CEO of a publicly traded multinational corporation, Mr. Bruggeworth brings to the Company’s board specific expertise in global business, manufacturing, marketing and material sourcing for high technology products.	52	2007

Alvaro Garcia-Tunon	Retired (2013); formerly Executive Vice President and Chief Financial Officer of Wabtec Corporation (a provider of products and services for the global rail industry) since February 2012; Mr. Garcia-Tunon was Executive Vice President, Chief Financial Officer and Secretary of Wabtec from December 2010 to February 2012, and prior thereto was Senior Vice President, Chief Financial Officer and Secretary of Wabtec; currently a Director of Matthews International Corporation. As a former Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management. He also provides the Board with strong financial and accounting skills.	61	2012

Except as described in the table above, each other director has engaged in the principal occupation indicated in the above table for at least the past five years. Mr. Shaw is the brother-in-law of Mr. Ryan.

Director Independence

The Board has determined that each of directors Bruggeworth, Garcia-Tunon, Hotopp, Pearse, Roberts, Ryan, Shaw and Witmer is an independent director. An independent director is a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In making its independence determinations, the Board reviewed the director’s individual circumstances, the corporate governance standards of the New York Stock Exchange and the Board’s independence standards. These standards are available in the Corporate Governance section of the Company’s internet website at www.MSAsafety.com. They are summarized below.

Disqualifying Relationships

The following relationships are considered to be material relationships that would impair a director’s independence:

•

If a director is an employee or has an immediate family member who is an executive officer of the Company, the director is not independent until three years after the end of the employment relationship.

•

If a director or an immediate family member receives more than $120,000 per year in direct compensation from the Company, the director is not independent until three years after the director or family member ceases to receive such compensation. Disqualifying compensation does not include director and committee fees, pension or deferred compensation for prior service or compensation received by an immediate family member for service as a non-executive officer employee.

•	If:

•	the director is a partner of or employed by, or the director’s immediate family member is a partner of, the firm that is the present internal or external auditor of the Company;

•	the director’s immediate family member is employed by the firm that is the present internal or external auditor of MSA and such family member personally works on the Company’s audit; or

•

the director, or the director’s immediate family member, was within the last three years a partner or employee of the present internal or external auditor of MSA and personally worked on the Company’s audit within that time.

•

If a director or an immediate family member is an executive officer of another company, and any of the Company’s present executives serves on that company’s compensation committee, the director is not independent until three years after the end of such employment or service.

•

If a director is an employee or an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services, and the amount of such payments in a fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenue, the director is not independent until three years thereafter.

Non-Disqualifying Relationships

The following relationships are not considered to be material relationships that would impair a director’s independence:

•	A director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, in an amount less than 5% of the other company’s total consolidated assets;

•	A director is an executive officer of another company in which the Company owns a common stock interest less than 5% of the other company’s total shareholders’ equity;

•	A director serves as an executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are less than 2% of the organization’s annual revenue; or

•	A director is an executive officer of another company that owns a common stock interest in the Company.

Other Relationships

The Board will annually review commercial and charitable relationships of directors. If a relationship is not one of the non-disqualifying relationships described above, the determination of whether the relationship is material or not, and therefore whether the director is independent or not, is made by the directors who satisfy the independence guidelines set forth under the two preceding captions.

For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors will determine, after considering all of the relevant circumstances, whether the relationship is material, and therefore whether or not the director should be considered independent. The Company will explain in its proxy statement the basis for any Board determination that a relationship is not material, despite the fact that it does not meet one of the safe-harbors under “Non-Disqualifying Relationships” above.

Independence Determinations for Compensation Committee Members

In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board will consider all factors specifically relevant to determining whether the director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director, and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Law Committee and certain other committees. Each committee specified below presently consists of the directors listed. Committee appointments will expire at the 2014 organizational meeting of the Board which takes place following the Annual Meeting of Shareholders. At the organizational meeting of the Board, committee appointments will be made for the following year.

The Audit Committee presently consists of directors Bruggeworth, Garcia-Tunon, Pearse (Chair) and Witmer. The Audit Committee, which met six times during 2013, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, its independence and its fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports and its internal and disclosure controls and matters relating to the Company’s internal control structure. The Committee oversees the Company’s Code of Business Conduct and Ethics and related Company programs governing legal and regulatory compliance, which includes a periodic review with management of the implementation and effectiveness the Company’s compliance programs. The Committee, along with the Board, also oversees the Company’s enterprise risk management program. Pursuant to this program, the Committee reviews with management the Company’s analyses of risks and contingency plans on a quarterly basis. The Board has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Bruggeworth (Chair), Hotopp, Roberts and Witmer. Ms. Roberts was added as a member of the Committee in November 2013. The Compensation Committee, which met five times in 2013, reviews and recommends (to the independent directors for approval) the annual goals, performance and compensation of the Company’s chief executive officer, reviews and approves the compensation of all other executive officers and other key executives, monitors the effectiveness of all other employee benefit offerings, manages the Company’s overall compensation strategy and compensation plans, assesses any risk inherent in these plans and attempts to ensure that such risk is not excessive and is acceptable to the Company and employs, compensates and oversees the Company’s external compensation consultant and assures its independence. The Compensation Committee also administers the Company’s 2008 Management Equity Incentive Plan and predecessor equity plans (collectively, the “Management Equity Plans”).

The Nominating and Corporate Governance Committee presently consists of directors Hotopp (Chair), Ryan, Shaw and Witmer. Mr. Shaw was added as a member of the Committee in July 2013. The Committee, which met four times in 2013, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. The Committee maintains formal processes for evaluating the performance of the Board, the lead director, and the individual directors. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below. The Nominating and Corporate Governance Committee and the Board continually assess the Company’s Corporate Governance Guidelines and the corporate governance practices of the Board.

The Finance Committee presently consists of directors Garcia-Tunon, Pearse, Ryan and Shaw (Chair). The Committee, which met two times in 2013, reviews and makes recommendations to the Board regarding the Company’s capital structure, dividend policy, financing activities, funding of the Company’s employee benefit plans, liquidity management, corporate financial plans, and strategic financial analyses as requested by the Board.

In August 2013, the Law Committee was established as a formal committee of the Board. The Law Committee presently consists of directors Garcia-Tunon, Pearse, Ryan and Shaw (Chair). The Committee, which met one time after August 2013, reviews legal matters that could present significant financial risk to the Company.

Corporate Governance Matters

The Board has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition and election, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation, Nominating and Corporate Governance, Finance and Law Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Corporate Governance section of the Company’s internet website at www.MSAsafety.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page one.

The fundamental criterion for selecting a prospective director is the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. The Board also considers, but does not choose solely on the basis of, the distinctive experiences and perspectives of candidates diverse in race, gender, national origin and past professional accomplishments, when recommending prospective directors for the Company. Other criteria include business and professional experience, public service, other skills and experience needed by the Board, and any other factor considered relevant by the Nominating and Corporate Governance Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

The Board presently separates the position of Chairman of the Board and Chief Executive Officer. The current Chairman is Mr. Ryan. Mr. Ryan was Chairman and Chief Executive Officer of the Company from October 1991 until he retired as Chief Executive Officer in May 2008.

The Board annually selects a lead director to further augment its corporate governance practices. While the Board has determined Mr. Ryan to be an independent director, given Mr. Ryan’s prior service as CEO of the Company, the Board selected and Mr. Witmer has served as lead director since May 2012. In such role Mr. Witmer, among other things, works with the Chief Executive Officer in setting meeting agendas and goals, oversees the conduct and administration of board meetings, facilitates communication among directors, supports the Chief Executive Officer in ensuring proper communications between the Board and management, supports the chairman of the Nominating and Corporate Governance Committee in continuing to enhance corporate governance, and acts as chairman of the executive sessions of independent directors. The Board annually evaluates and gives feedback to the lead director.

The Board has adopted a resignation policy with respect to uncontested director elections. In accordance with this resignation policy, a director nominee who does not receive a majority of the votes cast in an uncontested election of directors must promptly tender a resignation to the Board. The Board’s procedures for (i) identifying an uncontested election of directors, (ii) determining the majority of votes cast, and (iii) responding to a tender of resignation, are specified in the Corporate Governance Guidelines, which are available in the Corporate Governance section of the Company’s website at www.msasafety.com.

The Board maintains an active structure of independent director leadership. In furtherance of this, the Corporate Governance Guidelines provide that it is the Company’s practice for the independent directors to meet at each Board meeting in executive session, with no members of management present. The lead director serves as the chairman of the executive sessions. The audit, compensation, nominating and corporate governance, finance and law committees are also each comprised solely of and led by an independent director, as defined by the director independence standards of the New York Stock Exchange and the Board’s independence standards.

The Board met six times during 2013. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. All directors attended last year’s annual meeting except for Ms. Pearse.

Risk Oversight

The Board as a whole exercises oversight of the Company’s strategic risks and other risks identified through the Company’s enterprise risk management program. Strategic risks are identified in the course of the Board’s review and approval of the Company’s plans and there is regular monitoring of the Company’s performance against the strategic objectives including customer satisfaction metrics as well as periodic review of the activities of competitors. The Board also has oversight of the enterprise risk management program which is managed by the chief financial officer. The enterprise risk management program is designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The Director of Internal Audit is responsible for leading the formal risk assessment and reporting process within the Company. The Director of Internal Audit, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with the executive leadership team and others responsible for managing each risk to identify and consider appropriate mitigation elements to each risk, and develop risk contingency plans as appropriate. This analysis is reviewed two times each year with the Audit Committee and annually with the full Board, and input from the Board is considered in the analysis. Emerging risks are discussed as needed.

In addition to the Board oversight described above, each committee has various risks that it oversees. For example, the Audit Committee is responsible for reviewing the Company’s risk management policies and procedures, as well as its major financial risk exposures, and the processes management has established to monitor and control such exposures. The Compensation Committee monitors risk inherent in the Company’s compensation policies and practices and those related to the recruitment and retention of employees. The Nominating and Corporate Governance Committee monitors risks related to Board performance and the Company’s governance practices.

The Compensation Committee has evaluated the risks arising from the Company’s compensation policies and practices for its employees, including review of examinations by Pay Governance, LLC, the Compensation Committee’s compensation consultant, of the compensation philosophy, design, governance and administration of compensation policies and practices provided to MSA’s executives, and information developed by management regarding programs provided to other non-executive employees. Based on this, the Committee concluded again in February 2014 that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Board Recommendation and Required Vote

In the election of directors for terms expiring in 2017, the three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors, subject to the resignation policy described above. In the election of a director for the term expiring in 2016, the candidate receiving the highest number of votes cast by the holders of Common Stock voting in person or by proxy will be elected as a director, subject to the resignation policy described above.

A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting. Shares for which neither a vote “for” or “withheld” is selected (e.g., broker non-votes) will not be counted in determining the total votes cast for this matter.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2014 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees, each of whom has consented to be named as a nominee and to serve if elected. Properly submitted proxies which are timely received will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF THE MSA SAFETY INCORPORATED EMPLOYEE STOCK PURCHASE PLAN

The MSA Safety Incorporated Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board on February 27, 2014, contingent upon approval by the Company shareholders. The affirmative vote of the shareholders is required for approval of the ESPP.

The principal features of the ESPP are summarized below. The summary is qualified in its entirety by the full text of the ESPP, which is set forth as Appendix A to this Proxy Statement.

The Board recommends that the shareholders vote “FOR” approval of adoption of the ESPP. Unless otherwise specified thereon, the proxies solicited on behalf of the Board will be voted in favor of approval of the adoption of the ESPP.

General

The purpose of the ESPP is to provide a method whereby employees of the Company will have an opportunity to purchase shares of Company common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The provisions of the ESPP shall accordingly be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code and the regulations thereunder.

The aggregate number of shares which may be issued and sold under the ESPP is 150,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events.

Administration

The ESPP will be administered by the Company’s Compensation Committee (the “Committee”). The Committee will have the authority and responsibility for the administration of the ESPP. The Committee may delegate to one or more individuals the day-to-day administration of, and other responsibilities relating to, the ESPP. The Committee or its delegate will have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the ESPP, to interpret the provisions and supervise the administration of the ESPP, to make factual determinations relevant to ESPP entitlements and to take all necessary or advisable actions in connection with administration of the ESPP.

Eligibility of Employees

All employees of the Company and of any subsidiary designated by the Committee on the offering date, as described below, are eligible to participate in the ESPP with respect to the purchase period commencing on such offering date. The Committee may, however, exclude employees with less than two years’ employment with the Company, employees whose customary employment is 20 hours per week or less, employees whose customary employment is for not more than five months in any calendar year, and highly compensated employees. It is estimated that as of December 31, 2013 the number of employees who were eligible to participate in the ESPP was approximately 2,000.

No employee will be eligible to participate in the ESPP during a purchase period (as described below) if the employee owns shares which, when added to the maximum number of shares the employee may purchase under the ESPP and any outstanding stock options, would equal or exceed 5% of the voting power or value of the Company’s outstanding stock.

Purchase Periods and Payroll Deductions

It is anticipated that there will be semi-annual purchase periods for the purchase of Common Stock under the ESPP. The first day of each purchase period is an offering date and the last day of each purchase period is a purchase date. The first purchase period will begin on November 1, 2014 and end on April 30, 2015. Subsequent purchase periods shall run consecutively following the termination of the preceding purchase period. The Committee has the power to change the number or duration of the purchase periods, but no purchase period may be longer than five years.

An eligible employee may participate in the ESPP during any purchase period by filing a payroll deduction authorization form by the enrollment deadline established for the purchase period. A participant may authorize a payroll deduction between 1% and 10%, or such other percentage as specified by the Committee prior to the commencement of a purchase period, in whole percentages, of the employee’s eligible compensation (basic rate of compensation, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” or “cafeteria plan”) to be deducted for each pay period ending during the purchase period and credited to a stock purchase account to be applied at the end of the purchase period to the purchase of Common Stock. Unless otherwise elected prior to the enrollment deadline, an employee who is a participant in the ESPP at the end of a purchase period will automatically be enrolled for the succeeding purchase period at the same level of payroll deductions. No interest will be credited on payroll deductions, except where required by local law or as determined by the Committee.

Under procedures established by the Committee, a participant may discontinue payroll deductions under the ESPP at any time during a purchase period. If a participant discontinues participation during a purchase period, his or her accumulated payroll deductions will remain in the ESPP for purchase of Common Stock at the end of the purchase period, but no further payroll deductions will be made from his or her pay during such purchase period or future purchase periods. A participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding purchase period.

Purchase of Common Stock

The purchase price of shares of Common Stock purchased under the ESPP is anticipated to be 95% (the “Designated Percentage”) of the fair market value of Company common stock on the purchase date. The Committee may change the Designated Percentage, but not below 85%.

On each purchase date, subject to certain limitations, a participant automatically purchases that number of full, and fractional, if permitted, shares of Common Stock which the accumulated payroll deductions credited to the participant’s account at that time shall purchase at the applicable purchase price. Unless and until otherwise determined by the Committee, all shares purchased under the ESPP shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the participant. Upon the purchase, the Company shall deliver to the participant a record of the Common Stock purchased. The Committee may require that shares purchased under the ESPP be retained with a designated broker or plan administrator for a designated period of time and may restrict dispositions during that period and/or may establish other procedures to permit tracking of dispositions or to restrict transfer of the shares. Rights to purchase, which are granted to participants, may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the participant’s lifetime may be exercised only by the participant.

The maximum number of shares which may be purchased for any employee for each calendar year in which an option to purchase is outstanding at any time is limited to $25,000 divided by the fair market value of a share of Common Stock as of the purchase date. Any amount not applied to the purchase of shares because of this limitation will be refunded to the employee without interest, except for amounts representing fractional shares which will be carried forward for participants enrolled in the ESPP.

Termination of Employment

Participation in the ESPP will discontinue as of the date of termination of employment of a participating employee, whether by death, retirement, disability or otherwise. In the event of a participating employee’s termination of employment prior to the expiration of a purchase period, all amounts credited to the participant’s stock purchase account will remain in the ESPP for purchase of Company common stock at the end of the purchase period.

Amendment and Termination

The Board may amend, suspend or terminate the ESPP at any time, provided that without shareholder approval no amendment may (a) increase the total number of shares which may be issued and sold under the ESPP, other than for adjustments provided for in the ESPP, or (b) materially modify the requirements as to eligibility for participation in the ESPP, except as specified by the ESPP. Also, no amendment may be made if shareholder approval is required by the rules of any stock exchange on which the Company common stock is listed.

If on the last day of a purchase period the number of shares purchasable by employees is greater than the number of shares remaining available under the ESPP, the Committee will allocate the available shares among the participating employees in such manner as it deems fair and which complies with the requirements of Section 423 of the Code.

Federal Income Tax Consequences

The following is a brief summary of the principal Federal income tax consequences under present law of the purchase of shares of Company common stock under the ESPP and certain dispositions of shares acquired under the ESPP.

For Federal income tax purposes, participants in the ESPP are viewed as having been granted a qualified stock option and as having exercised the stock option by the automatic purchase of shares under the ESPP on the last day of the purchase period. A participant will not recognize taxable income either on the first day of a purchase period or on the date of exercise of the option (that is, the last day of a purchase period). As described below, a participant will generally recognize taxable income only upon disposition of Company common stock acquired under the ESPP or upon death.

With limited exceptions including a disposition upon death, if a participant disposes of shares of Company common stock acquired under the ESPP by sale, gift or otherwise within two years from the last day of the purchase period under which the shares were acquired (that is, makes a “disqualifying disposition”), the participant will recognize ordinary income in the year of such disqualifying disposition equal to the amount by which the fair market value of the stock on the last day of such purchase period exceeded the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disqualifying disposition of the shares after such basis adjustment will be a capital gain or loss.

With limited exceptions, if the participant disposes of shares of Common Stock acquired under the ESPP more than two years after the last day of the purchase period during which the shares were acquired, the participant will recognize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the last day of such purchase period over the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, no ordinary income will be recognized and any loss recognized will be a capital loss.

If the participant still owns the shares of Common Stock acquired under the ESPP at the time of the participant’s death, regardless of the period for which the participant has held the shares, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the last day of the purchase period during which the shares were acquired over the purchase price of the shares, will constitute ordinary income in the year of death.

The Company or one of its subsidiaries will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disqualifying disposition. In all other cases, no deduction with respect to options granted or shares of Company common stock issued under the ESPP is allowed to the Company or one of its subsidiaries.

Board Recommendation and Required Vote

The Board of Directors recommend a vote FOR the approval of the adoption of the ESPP. Properly submitted proxies which are timely received will be so voted, unless otherwise directed thereon.

Approval of the adoption of the ESPP requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote (e.g. broker non-votes)) by the holders of Common Stock present and voting in person or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting.

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will describe the material components of our executive compensation program for our “Named Executive Officers,” referred to herein as “Named Officers,” whose compensation is set forth in the 2013 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	William M. Lambert, President and Chief Executive Officer

•	Dennis L. Zeitler, Senior Vice President, Chief Financial Officer and Treasurer (appointed as Senior Vice President and Special Advisor to the CEO August 28, 2013; retired January 1, 2014)

•	Stacy McMahan, Senior Vice President, Chief Financial Officer and Treasurer (appointed August 28, 2013)

•	Ronald N. Herring, Jr., Vice President; President, MSA Europe, Russia, Middle East, and India

•	Joseph A. Bigler, Vice President, Chief Customer Officer (formerly President, MSA North America, prior to being appointed to his current position on August 28, 2013)

•	Douglas K. McClaine, Vice President, Secretary and General Counsel

We will also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of the Board (the “Committee”) arrives at specific compensation policies and decisions involving the Named Officers. These programs and processes are driven by the Committee’s desire to continually increase shareholder value while assuring sound corporate governance, transparency and alignment with MSA’s Vision and Values.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

Our Business

We are a global manufacturing business with approximately $1.112 billion of revenues from continuing operations in 2013, with operations in North America, South America, Asia, Europe, Middle East, Australia and South Africa. We manufacture and market a wide array of personal protective equipment, including respiratory protection, head, eye, face and hearing protection, fall protection, fixed gas and flame detection systems, portable gas detection instruments and various other safety related products.

The primary goal of the Company is to increase shareholder value over the long-term. We believe that this is best accomplished by achieving our vision “to be the world’s leading provider of safety solutions that protect workers when life is on the line;” continually improving our financial performance; and maintaining a productive, diverse, and motivated work force. The role of our management and Board is to develop and implement effective long-range strategic plans and annual operating plans to achieve these goals. Compensation programs and performance-based incentives are designed to target the median market compensation for executives when these plans are met, above median compensation when they are exceeded, and below median compensation when they are not met.

For fiscal year 2013, revenues were down slightly at $1.112 billion and net income from continuing operations was down 2% to $85.9 million compared to $87.5 million in 2012, due in part to a higher level of other income in 2012.

2013 Executive Compensation Overview

The Committee has developed executive compensation programs comprised of three primary components: salary, performance-related annual incentives, and equity grants which are also largely performance related. In establishing the performance metrics for the 2013 annual incentive, the Committee recognized that MSA would have to continue navigating a challenging economic environment with significant cost reductions, investments in restructuring worldwide, and investments in select strategic initiatives and new product development. The 2013 business plan was designed to position the Company to grow and enter 2014 in a stronger strategic and competitive position for the years ahead. Most, but not all, of the goals inherent in that 2013 business plan were met in 2013.

The Company had several key areas of focus in 2013 including:

•	Financial performance goals

•	European business transformation goals

•	Corporate strategy key milestone achievement, including emphases on core products and emerging markets

•	Worldwide productivity and restructuring goals

The above areas of focus correlate with the Named Officers’ performance metrics within the cash incentive plan and contribute to driving cash flow, operating profits and consolidated net income. Demonstrating the strong correlation between the Company’s performance incentive plans and actual results, our Named Officers earned lower cash incentive awards pursuant to our annual incentive program ranging between 86% and 108% of target.

To emphasize the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Company’s incentive arrangements are based on the achievement of specific performance goals that support our business strategy. Our annual incentive program focuses on achieving key performance metrics such as those mentioned above. Our long-term incentive program includes stock options, time-vesting restricted stock and performance stock units. Stock options reward for increases in our share price. Our performance stock unit program was revised in 2011 to better align rewards to shareholder return by changing the performance metric from Return on Net Assets to Total Shareholder Return (“TSR”) compared to our peer group. Time-vesting, restricted shares vest after three years of continued employment, providing the

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Company with a valuable retention incentive and alignment with shareholders’ rewards for increases in stock price. Grants made in 2012 and 2013 have increased in value but remain unvested thereby providing the Company with important retention benefits.

During 2013, the Committee reviewed the design and administration of all executive compensation programs to ensure that those programs continue to meet our performance requirements, deliver on our “Core Principles,” and do not promote unnecessary risk-taking. The Committee also reviewed policies such as stock ownership and retention requirements, and compensation recoupment. In addition, long-term incentive vesting provisions, capped incentive awards, and an emphasis on team-based metrics serve to mitigate risk. As a result, the Committee concluded that the Company’s compensation programs effectively accomplish their intended goals, and do not promote unwanted risk taking that could be detrimental to the Company.

At the annual shareholders’ meeting in May 2013, the executive compensation of the Company’s Named Officers was approved by our shareholders, with 98.8% of the votes cast voting in favor of the proposal. The Committee considered this vote in connection with its determination of compensation policies and decisions and has concluded that the Company will maintain its existing compensation philosophy for 2014.

Philosophy and Objectives of the Executive Compensation Program

The objectives of MSA’s executive compensation programs, which cover not only the six Named Officers in the Summary Compensation Table, but all officers of the Company, are to improve shareholder value over the long-term by attracting, retaining and motivating superior executive talent who will drive robust financial and operational performance and enable the Company to achieve its goals. Our program is guided by a philosophy that strives to align target compensation at the middle (50th percentile) of the market for total direct compensation, retirement and other benefits. Elements of total direct compensation include salary, performance-based cash, equity incentives and benefits. Our program is designed to provide an above-market compensation opportunity for performance exceeding annual budget and peer group norms. We believe that this philosophy enables the Company to attract and retain superior executive talent by providing the opportunity to work in a highly ethical, growing and team-oriented Company.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The design of our compensation programs is driven by the following “Core Principles” which support our objectives:

CORE PRINCIPLES	OBJECTIVE

•Executive compensation should be aligned to the achievement of corporate goals and objectives and provide line of sight to annual and long-term corporate strategies without promoting unacceptable levels of risk to the Company.

Improve shareholder value

•A significant portion of an executive’s compensation should be “performance-based” and should hold executives accountable for the achievement of corporate objectives and increases in shareholder value.

Improve shareholder value

•The compensation program should promote an “ownership culture” through the use of stock-based compensation and ownership guidelines that clearly define expected levels of ownership in MSA’s stock.	Improve shareholder value

•The compensation program should reward each executive’s individual performance and unique responsibilities while assuring a fair and competitive approach.	Attract, retain and motivate superior talent

•The compensation program should recognize and reward an executive’s loyalty and tenure with the company by providing financial security following retirement.	Attract, retain and motivate superior talent

Components of Executive Compensation Program

Building on these core principles, our executive compensation program contains both cash and stock-based components designed to meet specific objectives of the Committee. The Committee considers both annual and long-term Company goals and strives to develop incentives that motivate executives to achieve these goals. Cash payments are provided through an executive’s base salary and a performance-based annual incentive. Company stock is provided through the use of stock options, time-vesting restricted stock and performance based stock units. The Committee has chosen to align its cash incentive program with the achievement of annual internal financial and strategic goals, and its performance based stock units program with total shareholder return (TSR) performance relative to peers.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Executives participate in a retirement plan that provides for post-employment financial security, and some executives are provided with a limited number of perquisites (company car, financial counseling, and limited club memberships) that the Committee believes serve a business purpose, are common in the market and are of modest cost to the Company. Executives also participate in a severance plan that provides certain benefits to executives should their jobs be terminated following a change in control of the Company. The specific rationale for why the Committee has chosen to provide each element of compensation is as follows:

COMPENSATION COMPONENT	KEY CHARACTERISTICS	PURPOSE	PRINCIPAL 2013 ACTIONS
Base Salary	Fixed cash compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate an officer fairly for the responsibility level of the position held.	Base salary increases for Named Officers in 2013 ranged from 2.5% to 3.9% based on the 2012 performance year and individual performance review, and where the executive fell with respect to market median. Ms. McMahan received a 9.75% promotion-related increase when she was promoted to CFO.
Annual Incentive Awards	Variable cash compensation component. Payable based on corporate and business unit performance and level of individual contributions to that performance.	Intended to motivate and reward officers for achieving our business objectives that drive overall performance.	The Named Officers received annual incentive awards in 2014 for 2013 performance ranging from $149,586 to $575,918 and 86% to 108% of target.
Long-Term Incentive Awards	Variable stock component. Actual amounts earned vary based on corporate and share price performance.	Intended to motivate officers to achieve our business objectives by tying incentives to the performance of our Common Stock over the long-term; and to reinforce the link between the interests of our officers and our shareholders.	The Named Officers received long-term incentive awards with grant date values ranging from $312,751 to $1,749,811 in February 2013. The allocation of long-term incentive vehicles was changed to decrease the percent allocated to Restricted Stock Awards and to increase the percentage of stock options and performance stock units for Named Officers who had attained retirement eligibility and had achieved their stock ownership and retention guidelines.
Health and Welfare Plans and Retirement Plans	Fixed compensation component.	Intended to provide benefits that promote employee health and support employees in attaining financial security.	The Board took action in August 2013 to formally close the Supplemental Executive Retirement Plan to new entrants as of September 1, 2013. No new participants have been added since the inception of this plan in 2008.
Perquisites and Other Personal Benefits	Fixed compensation component.	Intended to provide a business-related benefit to our Company, and to assist in attracting and retaining officers.	No changes to programs in 2013 that affected Named Officers.
Post Employment Compensation	Fixed compensation component.	Intended to provide temporary income following an officer’s involuntary termination of employment and, in the case of a change of control, to also provide continuity of management.	No changes to programs in 2013 that affected Named Officers.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Committee believes that all of these components, taken as a whole, provide an attractive compensation package that aligns with the Company’s annual and long-term goals and enables the Company to attract, retain and motivate superior executive talent. As a means of mitigating risk, the Committee has adopted policies such as share ownership and retention guidelines, which require executives to maintain a certain level of ownership of MSA stock, and a compensation recoupment policy that provides the Committee with the ability to recoup certain awards previously paid or earned based on financial results that were later restated downward, and discretionary authority held by the Committee that allows modification of any payouts from any plan.

Performance-Based Incentives. The Committee believes that a significant portion of a Named Officer’s compensation should be delivered through performance-based incentive compensation components. The Committee has identified meaningful financial and shareholder performance objectives that align with the business, are measurable, and are used by management on a day-to-day basis to pursue its business strategy. The Committee has chosen the following measures for use in the Company’s incentive arrangements that support and align with the Company’s business strategy:

PERFORMANCE MEASURE	ANNUAL CASH INCENTIVE PLAN	LONG-TERM INCENTIVE PLAN	RATIONALE FOR USE

Stock Price		X	Indicator of shareholder value creation
Total Shareholder Return (TSR)		X	Indicator of shareholder value creation
Net Income	X		Encourages bottom-line profitability
Operating Profit	X		Encourages operating profitability
Gross Profit Margin	X		Promotes process efficiency
Free Cash Flow	X		Encourages activities that increase the cash available for dividends, investment in the business and debt repayment

In summary, the Committee believes that the best way to reward executives is to combine a program of cash incentives (based on annual financial performance goals) with stock options and performance based stock awards – the value of which is based on increases in the Company’s stock price and, in part, on performance versus long-term financial performance metrics.

The Company’s incentive plans (annual and long-term) are targeted to reward executives at the middle (50th percentile) of the market for achieving expected or targeted performance levels. For example, our annual incentive plan is designed to pay above the targeted level and, therefore, above the middle of the market if the Company’s performance exceeds our goals and expectations, subject to a cap upon maximum performance. If the Company’s performance falls below our goals and expectations, the annual incentive plan is designed to pay below the targeted level. If actual performance falls below a certain threshold level, our annual incentive plan is designed to pay nothing. This variable aspect of our annual incentive arrangement is also present in our long-term stock plans. For instance, we use stock options in our long-term incentive plan such that if the stock price falls below the exercise price they are of no value to the executive. Grants made in 2011, 2012, and 2013 have now increased in value. The 2012 and 2013 grants remain unvested thereby providing the Company with important retention benefits. Our performance based stock units incorporate a performance threshold below which no payments are made.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following table shows the allocation of performance-based versus fixed compensation components for our Named Officers at targeted levels in 2013:

PERCENT OF COMPENSATION AT RISK

Named Officer	Performance- Based (1)	Fixed (2)
William M. Lambert	71.0%	29.0%

Dennis L. Zeitler	60.0%	40.0%

Stacy McMahan	46.5%	53.5%

Ronald N. Herring, Jr.	52.5%	47.5%

Joseph A. Bigler	58.6%	41.4%

Douglas K. McClaine	55.1%	44.9%

(1) Based on the target value of 2013 non-equity incentive award, the grant date fair value of performance stock units at target and the grant date fair value of stock options granted in February 2013.

(2) Based on base salary earned in 2013 plus the grant date fair value of time-vesting restricted stock granted in February 2013. Time-vesting restricted stock is included in the “fixed” column because there are no performance conditions to its vesting (other than continued employment), but unlike base salary, the ultimate value of restricted stock is inherently performance based.

COMPENSATION OVERSIGHT PROCESS

Role of the Committee. The Committee has responsibility for the oversight and decision making regarding executive compensation except for CEO compensation, which is recommended by the Committee but approved by the independent directors as described below. The Committee has engaged an outside compensation consultant, Pay Governance, LLC to provide assistance and guidance on compensation issues. The consultant provides management and the Committee with relevant information pertaining to market compensation levels, alternative compensation plan design, market trends and best practices. Pay Governance is considered to be independent by the Committee. Except for services to market price several global executive positions in 2013, which were requested by management and authorized in advance by the Committee, the consultant provided only executive compensation consulting services to the Committee and director compensation consulting services to the Nominating and Corporate Governance Committee. Further, the Committee has not discovered any conflicts of interest that were raised by the work of the consultant involved in determining or recommending executive compensation.

At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s desire, may include its independent consultant. Management assists in the coordination and preparation of the meeting agenda and materials for each meeting, which are reviewed and approved by the Committee Chairman. Meeting materials are mailed to Committee members for review approximately one week in advance of each meeting. The Committee met five times in 2013 and held an executive session, which excluded members of management, at four of the five meetings.

For the Chief Executive Officer’s compensation, the Committee develops proposals and presents them to the full Board’s independent directors for their approval. Compensation decisions regarding all other officers are approved by the Committee. The Committee considers the recommendations of the Chief Executive Officer when making compensation decisions regarding all other officers.

Role of the Compensation Consultant. The Committee has retained Pay Governance, LLC as its executive compensation consultant. The compensation consultant reports directly to the Committee and the Committee may replace the compensation

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Committee, as requested, and communicates with the Committee Chairman between meetings; however, the Committee makes all decisions regarding the compensation of our officers.

The compensation consultant provides various executive compensation services to the Committee pursuant to a written consulting agreement approved by the Committee Chairman. Generally, these services include advising the Committee on the principal aspects of our executive compensation program and evolving industry practices, and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to performance.

During 2013, the compensation consultant performed the following specific services for the Committee:

•	Provided presentations on executive compensation trends and external developments.

•	Provided an annual competitive evaluation of total compensation for the Named Officers, as well as our overall compensation program.

•	Provided recommendation on all officers’ total compensation.

•	Reviewed Committee agendas and supporting materials in advance of each meeting, and raised questions/issues with management and the Committee Chairman, as appropriate.

•	Performed a comprehensive risk assessment at the request of the Committee.

•	Reviewed drafts and commented on the compensation discussion and analysis for the proxy statement and the related compensation tables.

In addition, the compensation consultant attended meetings of the Committee during 2013 as requested by the Committee Chairman.

The Committee retains sole authority to hire the compensation consultant, approve its annual fees, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

Use of Competitive Data. The Committee reviews data related to compensation levels and programs of other companies prior to making its decisions. The Committee engages its consultant to perform a comprehensive assessment of compensation levels provided to executives among a peer group of companies. These companies are selected based on the following criteria:

•	Annual revenues that range from approximately half to double our annual revenues (approximately $500 million to $2 billion in 2013)

•	Manufacturing processes similar to various MSA industry sectors and technologies

•	Global operations and customer base

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

For 2013, the peer group consisted of the following 21 companies:

Albany International Corp. Brady Corp. Checkpoint Systems Inc. CLARCOR Inc. Donaldson Company ESCO Technologies Inc. Federal Signal Corp. FLIR Systems Gentex Corp. IDEX Corporation Invacare Corp.

Matthews International Corp.

Mettler-Toledo International Inc.

Moog Inc.

Nordson Corp.

PerkinElmer Inc.

Roper Industries Inc.

Simpson Manufacturing Co. Inc.

Standex International Corp.

STERIS Corp.

Waters Corporation

The Committee re-assesses the peer group composition annually and may periodically make changes, usually by adding companies that may better meet our selection criteria or by removing companies that may have experienced change, such as acquisition, or no longer fit our selection criteria. In 2013, the Committee, through its consultant, conducted a review of the peer companies which resulted in the conclusion that no changes were necessary for 2013 other than the deletion of Robbins & Myers Inc. due to its acquisition by National Oilwell Varco in early 2013. For 2014, the Committee has decided to rebalance the peer group by removing the two largest peer companies, Roper Industries, Inc. and Moog Inc. because their revenues were not reflective of those of MSA, and by adding Actuant Corporation to the 2014 peer group because it is well aligned with MSA considering the chosen selection criteria.

The consultant conducts an annual analysis of the most recent proxy disclosures for the peer group companies in order to understand the compensation ranges for base salary, and the annual and long-term incentives provided to the peer group named executive officers. In addition, regression analysis is applied to data from compensation surveys conducted by Towers Watson representing nearly 1,000 general industry companies. The Committee believes that the combination of these comprehensive data sources allows it to understand the market compensation ranges for both the Named Officers and positions below the Named Officers based on the duties and responsibilities of each position and to determine the level of compensation needed to target the middle (50th percentile) of the market.

The market compensation data is further used to develop a market compensation structure which includes salary grades with midpoints. Each executive is assigned to a salary grade where the midpoint of the grade approximates the median (50th percentile) of the market salary level for that position. Each salary grade has a salary range around the midpoint and has a corresponding annual and long-term incentive award opportunity that also aligns with the middle (50th percentile) of the market. In assigning an executive to a salary grade, the Committee also considers internal factors that may, in a limited number of instances, impact the grade assignment of an executive.

In addition to the market data, the Committee considers the following factors when making compensation decisions:

•	Individual and Company performance

•	Experience in the position

•	Current compensation relative to market median

An assessment of these factors could result in actual compensation being positioned modestly above or below the desired middle (50th percentile) of the market positioning. The Committee does not consider amounts earned from prior

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for the following year. The Committee believes that this would not be in the best interest of retaining and motivating executives.

In order to assess the impact of its executive compensation decisions, the Committee reviews a summary report – or “tally sheet” – of total compensation prepared for each officer. The tally sheet includes the total dollar value of annual compensation, including salary, annual and long-term incentive awards, annual increase in retirement accruals and the value of other benefits and perquisites. The tally sheet also provides the Committee information pertaining to equity ownership, future retirement benefits, and benefits the Company is required to provide to each executive under various termination scenarios. The Committee’s review of the tally sheet information is an integral part of its decision making process each year.

DETERMINATION OF EXECUTIVE COMPENSATION AMOUNTS

Fixed Cash Base Salary. The Company provides executives with a base salary in order to attract and retain executive talent. Base salary is designed to be competitive with other organizations and is sensitive to the skill level, responsibility and experience of the executive. Base salary for each executive is determined through our external benchmarking process and an internal comparison to other executives at the Company to ensure internal equity. Base salary levels are targeted to the middle (50th percentile) of the market, although the Committee considers base salary levels that fall within plus or minus 10% of the market median to be competitive.

Base salary adjustments are considered and are affected by each executive’s individual performance assessment based on a rigorous performance management process called “PMP.” This individual process details an executive’s annual accomplishments compared to performance expectations established at the outset of each year, and also assesses the individual’s behaviors used to achieve the performance level. The CEO develops and recommends to the Committee annual base salary adjustments for each executive primarily by evaluating individual performance using the PMP process.

The Committee performs a similar comprehensive evaluation of the CEO’s performance against pre-determined annual operational and strategic goals previously approved by the independent directors of the Board, and determines his recommended annual base salary increase based on the outcome of this evaluation. This salary recommendation is then also approved by the independent directors. At its February 2013 meeting, the Committee approved salary increases ranging from 2.5% to 5.1% for the Named Officers. Following these adjustments, salary levels were positioned as follows relative to the market median targeted level: Mr. Lambert 1.3% below median, Mr. Zeitler 2.1% below median, Mr. Bigler 4.9% above median, Mr. Herring 3.9% below median, and Mr. McClaine 1.6% below median. When Ms. McMahan was promoted to CFO on August 28, 2013, the Committee approved a 9.75% increase to her salary bringing her base pay to 7.7% below median.

Performance-Based Annual Cash Incentive. The Company provides executives with an annual cash incentive based on (a) the MSA Non-CEO Executive Incentive Plan (NCEIP), which directly rewards the accomplishment of key corporate and/or geographical or business unit performance goals and (b) the CEO Annual Incentive Award Plan (AIAP) which has been approved by shareholders and is administered within the requirements necessary to attempt to retain the tax deductibility of the CEO’s annual incentive award under Section 162(m) of the Internal Revenue Code. Additionally, each executive, including the CEO, is eligible for a program known as the “Enhanced Bonus” that rewards participants only when the Company’s budgeted consolidated net income exceeds pre-set board-approved targets. Under the Enhanced Bonus feature, annual incentive awards earned under the NCEIP or AIAP, which are each limited to a maximum payout of 150% of target, may be increased from 0% to 50% if the Company’s consolidated net income exceeds the target. The enhancement is interpolated at performance levels between target and 125% of target. For each 1% increase in actual consolidated net income above target, earned awards under the NCEIP and AIAP are increased by 2%. For example, at performance of 105% of target, the incentive is increased by 10%. The incentive is increased by 50% if the Company exceeds the target by 25% or more, resulting in a total bonus opportunity of 200% of target should performance achieve or exceed maximum levels. The

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Committee believes that the increased performance leverage that the Enhanced Bonus is designed to provide is in the best interests of our shareholders by motivating our senior management to exceed bottom line profitability targets in addition to important Company and business unit performance metrics.

The following chart illustrates how the enhanced bonus feature rewards performance that exceeds targets under the NCEIP and AIAP, thereby assuring that executive reward is aligned to shareholder value. The “Example of Highly Leveraged Plan” in the chart is based upon Pay Governance, LLC research The Committee limits the total possible payout to 200% of the target for 2014.

Under the NCEIP and AIAP, the target incentive opportunity (paid for achieving target performance) for each Named Officer is aligned with the executive’s salary grade level and the middle (50th percentile) of the market as determined through our external benchmarking process, although the Committee considers target incentive opportunities between plus or minus 10 percentage points of the market median to be competitive. If actual performance drops below 70% of the performance target, payout drops to zero.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following table shows the percent of salary midpoint and dollar amount of incentive that would be earned if actual performance was equal to targeted performance.

2013 TARGET CASH INCENTIVE AWARD

Named Officer	Percent of Salary Midpoint (1)	NCEIP/AIAP Target Award (2)
William M. Lambert	90%	$670,140
Dennis L. Zeitler	55%	$210,155
Stacy McMahan (1/1/13 – 8/27/13)	45%	$104,959
Stacy McMahan (8/28/13 – 12/31/13)	55%	$69,099
Ronald N. Herring, Jr.	50%	$173,750
Joseph A. Bigler	55%	$191,125
Douglas K. McClaine	45%	$156,375

(1)	Percent of salary midpoint is the percent multiplied by the executive’s salary grade midpoint during 2013 to calculate the target award. The target awards shown above reflect 2013 midpoints.
(2)	Target award is the amount that would be paid to the executive assuming all Company and individual performance goals are met per that executive’s performance metrics.

Actual NCEIP award payments are based primarily on the achievement of a variety of Company financial goals, but also have a discretionary personal performance factor applied based on the accomplishment of an executive’s individual goals. An executive’s individual performance goals are a mix of objective, subjective and strategically-oriented goals within the executive’s control or to which he or she contributes in a meaningful way.

When making his recommendations, the CEO rates each executive’s accomplishments relative to these goals and may increase or decrease the calculated NCEIP bonus amount by up to 20%.

Actual AIAP award payments for the CEO for 2013 were based 33.33% on achievement of adjusted consolidated net income, as approved by the Committee at the beginning of 2013, 33.33% on achievement of consolidated free cash flow and 33.34% on achievement of the “Strategy Index,” which is comprised equally of the following two components: sales volumes of core products and sales volumes from emerging markets, all relative to the pre-determined goals established and approved by the Committee. The Committee also recommends for Board approval annual operational and strategic goals for the CEO. The independent directors of the Committee may use their discretion to reduce the size of the CEO’s calculated award based on his performance relative to his individual goals, but may not increase it. This is necessary to retain deductibility under Internal Revenue Code Section 162(m).

If performance is below minimum threshold level the payout goes to zero. In addition to these opportunities, the Enhanced Bonus feature may add up to 50% to the calculated NCEIP or AIAP award depending on the level of consolidated net income performance above target. The maximum award opportunity under all plans combined is 200% of target for each executive including the CEO. Actual awards paid for 2013 performance are included in the Summary Compensation Table on page 38 under the column Non-Equity Incentive Plan Compensation. Award opportunities for each Named Officer under the combined plans for 2013 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 39 under the columns Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

In 2013, performance measures and goals were approved by the Committee at its February meeting. For the Chief Executive Officer and the other Named Officers, the Committee and, in the case of the CEO, independent directors of the full Board, approved the following performance targets:

PERFORMANCE TARGETS FOR ANNUAL CASH INCENTIVE

Chief Executive Officer – William M. Lambert

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	33.33%	$89.2	$70.1	$100.1	$130.1
Strategy Index
Revenue from Core Product Sales	16.67%	$817.7	$739.6	$821.8	$904.0
Revenue from Emerging Market Sales	16.67%	$358.6	$330.8	$367.5	$404.3
Consolidated Free Cash Flow[2]	33.33%	$75.6	$61.5	$87.9	$114.3

Note: As a result of 2013 performance, 86% of target incentive was earned for 2013.

Senior Vice President, Chief Financial Officer and Treasurer – Dennis L. Zeitler

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	33.33%	$89.2	$70.1	$100.1	$130.1
Strategy Index
Revenue from Core Product Sales	16.67%	$817.7	$739.6	$821.8	$904.0
Revenue from Emerging Market Sales	16.67%	$358.6	$330.8	$367.5	$404.3
Consolidated Free Cash Flow[2]	33.33%	$75.6	$61.5	$87.9	$114.3

Note: As a result of 2013 performance, 86% of target incentive was earned for 2013.

Senior Vice President, Chief Financial Officer and Treasurer – Stacy McMahan

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	33.33%	$89.2	$70.1	$100.1	$130.1
Strategy Index
Revenue from Core Product Sales	16.67%	$817.7	$739.6	$821.8	$904.0
Revenue from Emerging Market Sales	16.67%	$358.6	$330.8	$367.5	$404.3
Consolidated Free Cash Flow[2]	33.33%	$75.6	$61.5	$87.9	$114.3

Note: As a result of 2013 performance, 86% of target incentive was earned for 2013.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Vice President and President, MSA Europe, Russia, Middle East and India – Ronald N. Herring, Jr.

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	25.00%	$89.2	$70.1	$100.1	$130.1
Free Cash Flow from Operations[3] – MSA Europe[4]	25.00%	$18.6	$12.4	$17.7	$23.0
Operating Income – MSA Europe[4]	25.00%	$35.8	$27.2	$38.8	$50.4
Consolidated Fixed Gas and Flame Detection Index[5]
Revenue from FGFD Product Group Sales	12.50%	$241.5	$196.4	$245.5	$294.6
Gross Margin for FGFD Product Groups	12.50%	$144.8	$114.6	$143.3	$172.0

Note: As a result of 2013 performance, 103% of target incentive was earned for 2013.

Vice President and President, MSA North America – Joseph A. Bigler

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	25.00%	$89.2	$70.1	$100.1	$130.1
Free Cash Flow from Operations[3] – MSA North America[4]	25.00%	$84.1	$67.1	$95.9	$124.7
Operating Income – MSA North America[4]	25.00%	$121.1	$86.9	$124.2	$161.5
Consolidated Fixed Gas and Flame Detection Index[5]
Revenue from FGFD Product Group Sales	12.50%	$241.5	$196.4	$245.5	$294.6
Gross Margin for FGFD Product Groups	12.50%	$144.8	$114.6	$143.3	$172.0

Note: As a result of 2013 performance, 89% of target incentive was earned for 2013.

Vice President, Secretary and General Counsel – Douglas K. McClaine

(Dollars in millions)

Performance Measure	Weighting	2013 Actual Performance	Pre-Established 2013 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income[1]	33.33%	$89.2	$70.1	$100.1	$130.1
Consolidated Operating Income Percentage	33.33%	$14.3	$11.6	$14.7	$17.6
Legal Recoveries[6]	33.33%	$(18.3)	$(30.0)	$(20.0)	$(15.0)

Note: As a result of 2013 performance, 108% of target incentive was earned for 2013.

1 Consolidated Net Income from continuing operations of $85.9 million plus Consolidated Net Income from discontinued operations of $2.4 million plus $0.91 million in costs for unplanned acquisitions and divestitures added back to Net Income, per terms approved by the Compensation Committee at the beginning of the year.

2  Net cash flow from operations minus capital expenditures.

3 Net cash flow from operations minus capital expenditures, excluding net cash paid or received on pre-1986 product liability insurance policies.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

4 For geographic business metrics and certain consolidated metrics, a currency-adjusted target will be used to compute the annual incentive payment.

5 Fixed Gas and Flame Detection Index = 50% Revenue and 50% Gross Margin for Fixed Gas and Flame Detection Product Groups.

6 Legal cash recoveries net of expenditures.

The Committee chose consolidated net income as the primary corporate performance goal for 2013 for all Named Officers. Certain of the Named Officers are also measured by other performance goals appropriate to their job duties. The Committee believes that these measures are the best indicators of performance produced as a result of our executives’ efforts and is reflective of their individual areas of responsibility.

Long-Term Incentive Compensation. Our long-term incentive program represents a significant portion of an executive’s total compensation package. Awards under this program are considered “at risk,” which means they can increase or decrease in value based on fluctuations in our stock price. In selecting the appropriate long-term incentive vehicles, the Committee made its decisions based on its desire to reward for long-term stock price appreciation, to promote loyalty and tenure with the Company and to increase executives’ alignment with shareholders. Stock options, time-vesting restricted stock and performance stock units were chosen to meet these attributes. These awards are granted under the shareholder-approved 2008 Management Equity Incentive Plan (MEIP). In 2013 the mix was changed to 45% stock options, 45% performance stock units and 10% time vested restricted stock awards for officers who had reached retirement eligibility and had achieved their ownership and retention guidelines. For officers who have achieved their ownership and retention guidelines but who have not yet reached retirement eligibility the mix was changed to 40% stock options, 40% performance stock units and 20% time vested restricted stock units. For other officers the mix remains one-third stock options, one-third time-vesting restricted stock awards and one-third performance stock units. These changes recognize the decreased importance of the retention value of equity and the increased emphasis on performance related equity awards for those who have reached retirement eligibility. The mix for new officers like Stacy McMahan, which is one third stock options, one third performance stock units and one third time vested restricted stock awards, recognizes the need to have a greater portion of equity compensation delivered in restricted stock awards.

The following table illustrates the calculation and allocation of the long-term incentive compensation. This table and the table of Grants of Plan-Based Awards use the amounts computed in accordance with FASB ASC Topic 718.

LONG-TERM INCENTIVE COMPENSATION

			Allocated to
	1/1/2013 Salary Midpoint [1]	2013 Stock Multiplier [2]	Stock Options	Restricted Stock	Performance Stock Units	Option Award Value[3]	Restricted Stock Award Value[4]	Performance Stock Units Award Value[5]
	(1)	(2)	(3)	(4)	(5)	(1) x (3)	(1) x (4)	(1) x (5)
William M. Lambert	$744,600	235%	105.75%	23.50%	105.75%	$787,415	$174,981	$787,415

Dennis L. Zeitler	$382,100	125%	56.25%	12.50%	56.25%	$214,931	$47,763	$214,931

Stacy McMahan	$347,500	90%	30.00%	30.00%	30.00%	$104,250	$104,250	$104,250

Ronald N. Herring, Jr.	$347,500	95%	38.00%	19.00%	38.00%	$132,050	$66,025	$132,050

Joseph A. Bigler	$347,500	110%	49.50%	11.00%	49.50%	$172,013	$38,225	$172,013

Douglas K. McClaine	$347,500	90%	40.50%	9.00%	40.50%	$140,738	$31,275	$140,738

1 Reflects salary midpoint at the time of the award in February 2013.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2 Stock multiplier is the plan percentage effective as of January 1, 2013. Columns 3, 4 and 5 percentages reflect the split of the stock multiplier into options, stock and performance stock in accordance with the discussion above.

3 Actual Share Options awarded = Option Award Value divided by the Black-Scholes option value on the date of the award. Actual amount may vary due to rounding to nearest share value.

4 Actual Restricted Shares awarded = Restricted Stock Award Value divided by the closing stock price on the date of the award. Actual amount may vary due to rounding to nearest share value.

5 Actual Performance Units awarded = Performance Stock Units Award Value divided by the closing stock price on the date of the award. Actual amount may vary due to rounding to nearest share value. Amounts shown in this column may differ from amounts shown in the compensation tables contained in this proxy statement due to differences in the method of calculating fair market value in such compensation tables in accordance with FASB ASC Topic 718.

NOTE: A stock multiplier is the percentage of the Named Officer’s salary midpoint that is awarded in annual equity grants as long term incentives. Stock multipliers are market based and determined with the assistance of the Committee’s outside compensation consultant.

Long-term incentive opportunities are developed for each executive salary grade based on the middle (50th percentile) of the market. While the Committee reviews these long-term incentive opportunities annually, it typically only adjusts the individual opportunities periodically as market median long-term incentive data tends to be volatile, increasing or decreasing for certain positions more frequently than salary or annual incentive data. As a result, each Named Officer’s long-term incentive opportunity has been the same for the last several years even though the market has moved up and down over this time frame.

Stock Option Awards. Stock options are a performance motivator for executives to increase shareholder value. The Committee has chosen to use stock options because of the alignment they provide with our shareholders and the value realized by the executive is limited to the increase in our stock price in excess of the option’s exercise price, which is equal to the closing stock price on the date of grant, which is effective on the later of the date of the Compensation Committee meeting at which the grant was made and the third business day after the Company’s year-end earnings release. If our stock price drops below the exercise price, the option provides no value to the executive.

The Company computes the fair value of each stock option in accordance with FASB ASC Topic 718, and expenses this amount over the vesting period.

The valuation methodology used to calculate the share grants and to calculate the accounting expense is the same. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of the executive. Stock options vest 100% three years following grant. The options are exercisable after they vest and until they expire, which is generally on the tenth anniversary following the grant date.

In order to deliver stock options in the most tax efficient means to our executives, incentive stock options are provided, to the extent IRS limits permit, along with non-qualified stock options. The benefit of receiving incentive stock options is that realized gains are taxed at the lower capital gains rate instead of at an executive’s higher normal income tax rate, if certain holding period requirements are met. The exercise price is 100% of the fair market value on the grant date.

Performance Stock Units. The Company uses this type of equity grant to incentivize the achievement of one or more specific goals promoting long-term shareholder value. At the date of grant, a target number of shares is established based on the share value at the time of the award and present dollar value of the compensation intended to be delivered. Ultimately the number of shares awarded at the end of the performance period varies based on the achievement of corporate goals.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The target number of shares will vest if the target performance goals are met. If “excellence” goals are met, the number of shares vested will be doubled. If only the minimum “threshold” performance is achieved, one half of the target number of shares will vest. If performance is below “threshold,” the entire award will be forfeited. At performance levels between threshold, target and excellence, awards will be interpolated. There are no shares issued until the end of the performance period. Therefore, there are no dividend rights or voting rights associated with this form of long-term incentive until the shares are actually issued upon performance goals being met.

For the grants made in 2011, 2012 and 2013, the performance metric for grants of performance stock units is Total Shareholder Return (TSR) compared to the peer group. The performance period is three years. At the end of the first year of the performance period, if the TSR is at or above the 50th percentile of the peer group TSR, one fourth of the target number of shares will be issued as time-vesting restricted stock, subject only to forfeiture in the event of termination of employment prior to the end of the three-year performance period. At the end of the second year of the performance period, if the two year cumulative shareholder return is at or above the 50th percentile of the peer group, one half of the target shares less any shares earned at the end of the first year will be issued as time-vesting restricted stock, subject only to forfeiture in the event of termination of employment prior to the end of the three-year performance period. At the end of the third year of the performance period, if the three year cumulative TSR is at the 50th percentile of the peer group, the target number of shares will be earned less any shares earned in the previous two years. If the TSR is at or above the 75th percentile of the peer group at the end of the third year, two times the target number of shares will be earned less any shares earned during the first two years of the performance period. If the TSR is below the 25th percentile of the peer group at the end of the third year, no shares will be earned for that period. Also, if the TSR is at or above the 25th percentile but is a negative number, then the maximum number of shares earned is limited to one half of the target shares. However, time-vesting restricted shares that were issued during the first two years of the performance period will not be forfeited and will become vested at the end of the three years based upon the officer’s continued employment. For performance between the 25th percentile and the 75th percentile interpolation will be used to determine the actual numbers of shares earned. The 2011 grant three year cumulative performance was at the 80th percentile of the peer group and therefore 200% of the target will be paid in 2014. The 2012 grant had performance above the 50th percentile in year one and year two; therefore, 50% of the shares have been earned. The 2013 grant had performance below the 50th percentile in year one; therefore, no shares have been earned.

Time-Vesting Restricted Stock. The Committee has selected time-vesting restricted shares in order to create and encourage an ownership culture and to serve as a retention tool. Restricted shares vest 100% on or about the third anniversary following the date of grant. The fair value of restricted shares is the fair market value on the date of grant, and the recipient is charged with income for Federal income tax purposes in the year of vesting and at the market value as of the date that vesting restrictions lapse. The restricted shares include voting rights and the right to dividends during the vesting period.

ADDITIONAL CONSIDERATIONS RELATING TO THE CEO

Mr. Lambert’s compensation has increased each of the five years since he was elected CEO.

These increases are consistent with the plan adopted by the Board to gradually bring his compensation to the 50th percentile of the market, assuming that Mr. Lambert’s performance is at acceptable levels. When Mr. Lambert was appointed CEO in 2008, his compensation was set at a level below the market median because he was previously President of an MSA business unit and the Board wanted to increase his pay over time as he grew into the CEO position.

In 2012, this process was completed and hence in 2013, Mr. Lambert’s base pay was adjusted by 3.4% which conforms to the Corporation’s merit increase guidelines for U.S. payroll.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO Pay For Performance. During 2013, the Committee, with the assistance of its consultant, conducted several analyses to assess the alignment of the CEO’s pay relative to the performance of the Company. Company performance was defined as either our total shareholder return (TSR) or a composite of performance metrics. This composite consists of the average ranking relative to our peers of our TSR, Net Income Growth and Operating Income Margin. These analyses considered the CEO’s total direct compensation (TDC) which includes: base salary, actual cash bonus earned and value of equity incentives. Equity incentives were considered using two separate methodologies:

1.	Expected value method: this method considered the grant date fair value of equity awards and is the same value as stated in our proxy statement summary compensation table.

2.	Realizable compensation method: this method examines the aggregate value of previously granted equity awards at a point in time, including:
a.	the in-the-money intrinsic value of stock option grants made during the period,
b.	the end of period value of restricted stock grants made during the period, and
c.	for performance awards, the actual payouts for awards beginning and ending during the three-year performance period and the end of period estimated payout for unvested awards granted during the three-year performance period ended December 31, 2012.

During 2013, the Committee reviewed and discussed the results of the following independent analyses and was satisfied that the executive compensation program was aligned with the performance of the Company.

2012 Relative CEO Pay Ranking versus 2012 Relative TSR Ranking

This analysis compares our CEO’s 2012 TDC compensation using his actual bonus earned in 2012 (and paid in early 2013) and the expected value methodology (described above) for equity awards granted in 2012, all relative to our peer group CEOs’ TDC compensation valued on the same basis. Our TSR performance for 2012 was also evaluated relative to our peers. The Committee concluded that compensation granted in 2012 to our CEO was reasonably aligned to our 2012 TSR when considered on a relative basis to our peers.

MSA CEO 2012 TDC	MSA 2012 RELATIVE TSR	ALIGNMENT
66th Percentile	84th Percentile	Reasonable

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2012 CEO Actual Bonus Earned Relative to Peers versus 2012 Composite Performance Relative to Peers

This analysis compares our CEO’s 2012 actual bonus earned (and paid in early 2013) to the composite performance metrics, which are a collection of metrics used in our incentive arrangements. Both the CEO’s bonus information and the composite performance results were compared to the same data of our peers and considered on a percentile rank basis. The Committee concluded that the CEO’s annual incentive payment, when evaluated in terms of absolute dollar value, was reasonably aligned with the relative performance of the Company.

2012 CEO ACTUAL BONUS PAYMENT	BONUS RELATIVE TO PEERS	PERFORMANCE RELATIVE TO PEERS	ALIGNMENT OF BONUS AND PERFORMANCE
Bonus Earned (Dollar Value)	68th Percentile	67th Percentile	Reasonable

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2012 CEO Realizable Compensation Relative to Peers versus 2012 Composite Performance Relative to Peers

This analysis compares our CEO’s realizable compensation (realizable compensation method, described above) over the three-year period 2010 through 2012 relative to the composite performance metrics, which are a collection of metrics used in our incentive arrangements. Both the CEO’s realizable compensation information and the composite performance results were compared to the same data of our peers and considered on a percentile rank basis. The Committee concluded that the CEO’s three-year realizable compensation, when evaluated in terms of absolute dollar value, was reasonably aligned with the relative performance of the Company.

	REALIZABLE COMPENSATION RELATIVE TO PEERS	PERFORMANCE RELATIVE TO PEERS	ALIGNMENT OF REALIZABLE COMPENSATION AND PERFORMANCE
CEO Realizable Compensation (Value)	69th Percentile	63rd Percentile	Reasonable

CEO Realizable Compensation as a Percent of Expected Value Relative to Company TSR Performance

This analysis examines the percent difference in compensation granted to our CEO in a particular year expressed on an expected value basis (note 1 below) versus the same compensation expressed on a realizable value basis (note 2 below) at the end of 2013. This percent difference is compared to the change in actual Company TSR for the same time periods to understand if the difference in expected value pay and realizable pay is directionally similar to our TSR performance. For example, if our stock price falls over a period of time we would expect our CEO’s realizable compensation to be less than the expected value at the time the compensation was granted. In evaluating this analysis, the Committee was satisfied that the CEO’s realizable compensation was directionally similar to changes in our TSR.

Year	MSA CEO Target TDC at Grant(1)	MSA CEO Realizable Value(2)	Measurement Period	Change in Pay Value(3)	Change in MSA TSR(4)	Alignment
2011	$2,883,618	$5,059,796	2011 – 2013	+75%	+80%	Reasonable
2012	$3,150,138	$3,926,581	2012 – 2013	+25%	+64%	Reasonable
2013	$3,317,924	$2,421,238	2013	-27%	+23%	Reasonable

(1)	Target TDC at Grant includes for each particular year the CEO’s base salary, target bonus and the grant date fair value of equity awards granted.

(2)

Realizable value includes for each particular year the CEO’s base salary, actual bonus earned and the realizable value of equity awards granted during that particular year using our December 31, 2013 closing stock price. See page 31 for a more detailed description of realizable value for long-term incentive awards.

(3)

Change in Pay Value is the change in the CEO’s compensation from the time it was granted to December 31, 2013 considering the impact of actual performance relative to performance goals and changes in company stock price.

(4)	MSA TSR is calculated on a point-to-point basis using the final trading day of each year.

OTHER COMPENSATION AND RETIREMENT POLICIES

In addition to the other components of our executive compensation program, we maintain the compensation policies described below. These policies are consistent with evolving best practices and help ensure that our executive compensation program does not encourage our officers to engage in risk taking beyond our ability to effectively identify and manage.

Post Employment Retirement Benefits. Retirement related compensation is designed to provide financial security following retirement from the Company and to reward for loyalty and tenure. Retirement benefits fall into three major elements which include pension, 401(k) and non-qualified retirement plans. All of these programs exist to help attract, retain, and motivate key executives. The programs listed below are designed to be competitive and are compared periodically to representative peer companies. Retirement-related compensation programs do not have a direct linkage to performance but rather a link to a long term commitment to MSA, as do all other welfare benefits.

•

Pension – offered as part of a retirement package that helps the Company recruit employees and provides security and peace of mind for future retirement, enabling executives and other employees to exit the workforce at retirement age. Pension amounts are based on final average pay, years of service, age, and a pre-determined plan formula.

•

401(k) – offered as part of our benefits package to encourage employees to save for their own retirement and future financial security. MSA matches 100% of the first 1% of employee contributions and 50% of the next 6% for a total match of 4% on 7% of compensation. Plan design and provisions are reviewed periodically to determine if the total retirement package is competitive.

•

Non-qualified retirement plans – provide additional retirement benefits for executives whose accumulations and contributions in the qualified plans are limited by the Internal Revenue Code. MSA maintains three such plans. The Supplemental Savings Plan provides benefits beyond the limitations imposed on 401(k) plans. The Supplemental Pension Plan provides benefits beyond the limitations imposed on defined benefit pension plans. The Company ceased providing benefits under the Supplemental Pension Plan for any employees who are newly hired or promoted into the eligible class of Key Executives after December 31, 2012. The Supplemental Executive Retirement Program provides additional retirement benefits only for officers who retire from the Company at age 55 or later. The Company ceased providing benefits under the Supplemental Executive Retirement Program to any new executives who joined the Company after January 1, 2008.

Stock Ownership Guidelines. The Committee has adopted stock ownership guidelines for all Company officers as well as other key executives and believes that significant ownership levels provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. All officers are expected to hold a number of shares equal in value to their salary grade midpoint multiplied by a stock multiplier ranging from 2.25 up to 5.5 for the CEO. All officers have a five-year period from the time they become an officer to accumulate the specified shares. That specified ownership amount is expected to be retained thereafter as long as an executive remains an active employee. The level of ownership for each Named Officer is as follows:

STOCK OWNERSHIP REQUIREMENTS

Name and Position	Salary Midpoint as of 12/31/2013		2013 Stock Multiplier*		Ownership Requirement
William M. Lambert, President, CEO	$744,600	x	5.50	=	$4,095,300
Dennis L. Zeitler, Senior VP and CFO	$382,100	x	3.50	=	$1,337,350
Stacy McMahan, Senior VP and CFO	$382,100	x	3.50	=	$1,337,350
Ronald N. Herring, Jr., V.P.; President, MSA Europe	$347,500	x	2.25	=	$781,875
Joseph A. Bigler, V.P.; President North America	$347,500	x	2.25	=	$781,875
Douglas K. McClaine, V.P., Secretary and General Counsel	$347,500	x	2.25	=	$781,875
*	Stock multiplier is effective as of December 31, 2013.

The Named Officers above all exceeded their ownership requirements as of December 31, 2013, except for Stacy McMahan who was appointed to the CFO position in August 2013.

The following forms of share ownership apply toward the stock ownership level: shares purchased; vested and unvested restricted stock; shares retained following the exercise of stock options; and other shares acquired through any other lawful means. Performance based restricted stock or stock units that have not yet met the performance tests are not applied toward the stock ownership level. The Company currently does not have a formal penalty should an executive fail to meet the expected ownership level in the allotted timeframe, but all executives understand these requirements, and the Committee may use its discretion to reduce or eliminate future long-term incentive grants, or take such other actions as it deems appropriate if ownership guidelines continued to not be met. These ownership guidelines help drive a culture of ownership and accountability among the executive team.

The Company has a stock retention program in addition to the current stock ownership guidelines. Prior to achieving the ownership guidelines mentioned above, the executive must retain 100% of all equity awards through MSA’s compensation program (net of exercise costs and taxes). Once the ownership threshold requirement is met, each executive is required to retain at least 20% of the dollar value of additional shares (net of exercise costs and taxes) realized through the exercise of stock options, the vesting of restricted stock, or the vesting of performance-based stock units until age 62. Upon attaining age 62, the executive may begin divesting the additional retention shares, but must continue to abide by the basic stock ownership guidelines.

In addition to the foregoing, the Company has a policy prohibiting officers and directors from pledging their Company stock.

Recoupment Policy. The Company has a recoupment policy applicable to officers and other Company employees. In the event of a restatement of MSA’s financial results or a determination of other misconduct that causes financial harm to the Company, the Board will review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. In particular, it would be appropriate to consider whether any compensation was awarded on the basis of having achieved specified performance targets, whether a person engaged in misconduct that contributed to the restatement and whether such compensation would have been reduced had the financial results been properly reported. Depending on the outcome of that review, appropriate action could include reducing compensation in the year the restatement was made, seeking repayment of any incentives received for the period restated or any gains realized as a result of exercising an option awarded for the period restated, or canceling any unvested equity compensation awarded for the period restated.

Perquisites. The Company provides executives with a limited number of perquisites in order to strengthen business relationships and maximize the use of our executives’ time. Our perquisites have been benchmarked to the market and are considered ordinary, customary, and minimal for each executive’s position. The following are available to the Named Officers:

•

Automobile – each Named Officer is provided a Company leased vehicle to facilitate travel among MSA’s various locations. Personal use of this automobile is calculated and imputed as income for each executive.

•

Club memberships – a country club membership is provided to our Chief Executive Officer to facilitate customer contact and a business club is provided to our Chief Executive Officer and Chief Financial Officer to afford a downtown Pittsburgh location for business meetings.

•

Financial planning and tax return assistance – provides advice and guidance to executives on investment and income tax issues in order to maximize the use and understanding of our executive compensation program and minimize time otherwise required for taxation issues.

•	The Company does not own or lease an aircraft, nor does the Company have fractional ownership in any aircraft, nor does it pay for executives’ personal travel.

Severance Policy. The Company has a severance pay policy that applies to the Named Officers as well as all other eligible salaried employees. The policy applies to a permanent termination of the employment relationship when initiated by the Company and when other conditions are satisfied. A schedule of benefits determines the separation benefit ranging from four weeks to a maximum of fifty-two weeks of salary continuation.

Change in Control. The Company has entered into change in control employment agreements with each of the Named Officers. These agreements provide Named Officers up to three years income and benefits following a change in control of the Company. These agreements are intended to retain executives, provide continuity of management in the event of an actual or threatened change in control and enable executives to remain financially indifferent when evaluating opportunities that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. Cash severance payments are payable and accelerated vesting of unvested equity awards occurs only in the event of both a change in control and termination of employment other than for cause, death or disability (commonly known as a “double trigger”). There are no tax gross-up provisions in the change in control agreements.

Stock Option and Other Equity Granting Process. The Company grants stock options and all other equity grants for executives and all other eligible associates at the first regularly scheduled Compensation Committee meeting of each calendar year. The Committee makes its grants effective on the later of the date of the Compensation Committee meeting at which the grant was made or the third business day after the Company’s year-end earnings release. Under the 2008 MEIP, which was approved by shareholders, the stock option exercise price will be set as the closing price on the grant date, as permitted by generally accepted accounting principles. Option dating practices are consistent, regular and unbiased. The Company does not “backdate” options or grants of any kind.

Adjustments or Recovery of Prior Compensation. The Company does not have employment agreements with any Named Officer. As described above under “Recoupment Policy,” the Company maintains a recoupment policy to facilitate the recovery or adjustment of amounts previously awarded or paid to a Named Officer, in the event of a restatement of MSA’s financial results or a determination of other misconduct that causes financial harm to the Company. Additionally, the Sarbanes-Oxley Act of 2002 provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for any bonus, incentive or equity-based compensation received, and any profits realized from the sale of Company securities, during the twelve months following the issuance or filing of the noncompliant results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based upon its review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Robert A. Bruggeworth, Chair

Thomas B. Hotopp

Rebecca B. Roberts

Thomas H. Witmer

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation for 2013, 2012 and 2011 of the Company’s principal executive officer, the Company’s principal financial officer and the other three executive officers of the Company with the highest total compensation for 2013 (the “Named Officers”):

Name and Principal Position	Year	Salary	Stock awards (1)	Stock option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value (4)	All other compensation (5)	Total
William M. Lambert,	2013	$743,750	$1,116,621	$787,413	$575,918	$340,631	$101,700	$3,666,033
President and Chief Executive Officer	2012	$703,500	$1,217,812	$571,826	$841,348	$1,746,036	$98,296	$5,178,818
	2011	$631,861	$1,167,256	$536,541	$997,259	$1,041,488	$81,557	$4,455,962
Dennis L. Zeitler,	2013	$379,586	$304,717	$214,919	$180,609	$438,896	$48,559	$1,567,284
Senior Vice President,	2012	$370,325	$332,408	$156,077	$269,288	$949,533	$49,955	$2,127,586
Chief Financial Officer and Treasurer	2011	$363,500	$319,550	$146,894	$377,895	$829,079	$48,638	$2,085,586
Stacy McMahan (6)	2013	$336,338	$228,847	$104,245	$149,586	$24,019	$34,508	$877,543
Senior Vice President,
Chief Financial Officer and Treasurer
Ronald N. Herring, Jr.	2013	$329,432	$223,867	$132,047	$179,727	$21,634	$654,902	$1,541,609
VP; President, MSA Europe, Russia, Middle East and India	2012	$317,552	$229,732	$107,867	$206,477	$491,383	$812,710	$2,165,721
	2011	$293,849	$165,103	$75,894	$242,120	$343,974	$617,276	$1,738,217
Joseph A. Bigler,	2013	$340,456	$243,891	$172,006	$170,388	$183,054	$44,069	$1,153,864
VP; President North America	2012	$330,592	$265,989	$124,895	$231,866	$844,849	$40,372	$1,838,563
	2011	$317,511	$242,107	$111,311	$274,535	$723,364	$40,091	$1,708,919
Douglas K. McClaine	2013	$325,491	$199,533	$140,728	$168,760	$79,093	$44,084	$957,689
VP; Secretary and General Counsel

(1)	Represents the aggregate grant date fair value of the restricted stock awards and performance stock unit awards computed in accordance with FASB ASC Topic 718. For the performance stock unit awards, the amounts disclosed in the table are based upon the target amount of shares granted. If maximum share payouts were achieved for such units, the aggregate grant date fair value for such units would be twice the amount disclosed in each year in the table related to such performance stock units. In the event of such maximum payouts the totals in the stock awards column would be: (i) for 2013, $2,058,295 for Mr. Lambert, $561,708 for Mr. Zeitler, $353,479 for Ms. McMahan, $381,749 for Mr. Herring, $449,601 for Mr. Bigler and $367,836 for Mr. McClaine; (ii) for 2012, $1,863,811 for Mr. Lambert, $508,736 for Mr. Zeitler, $351,595 for Mr. Herring and $407,085 for Mr. Bigler; and (iii) for 2011, $1,797,981 for Mr. Lambert, $492,219 for Mr. Zeitler, $254,317 for Mr. Herring, and $372,930 for Mr. Bigler.

(2)	Represents the aggregate grant date fair value of the stock option awards, computed in accordance with FASB ASC Topic 718.

(3)	Represents the aggregate amount of incentive awards earned by the Named Officer under the Non-CEO Executive Incentive Program, the CEO Annual Incentive Award Plan and the Enhanced Bonus. See “Performance-Based Annual Cash Incentive” in the Compensation Discussion and Analysis above.

(4)	Represents the amount of the aggregate increase for 2013 in the actuarial present value of the Named Officer’s accumulated benefits under the defined benefit retirement plans described under “Pension Benefits” below.

(5)	The following table describes the 2013 amounts included under “All Other Compensation:”

Name	Perquisites and personal benefits (A)	Company contributions to defined contribution plans	Insurance premiums	Total
William M. Lambert	$37,433	$63,404	$863	$101,700
Dennis L. Zeitler	$20,924	$25,955	$1,680	$48,559
Stacy McMahan	$20,440	$14,068	$—	$34,508
Ronald N. Herring, Jr.	$632,506	$21,436	$960	$654,902
Joseph A. Bigler	$19,694	$22,893	$1,482	$44,069
Douglas K. McClaine	$21,646	$21,034	$1,404	$44,084

(A)	The amounts for Messrs. Lambert and Zeitler consist of the cost of personal use of a Company car, tax and investment assistance and a club membership. The amounts for Ms. McMahan and Messrs. Bigler and McClaine consist of the cost of personal use of a Company car and tax and investment assistance. The amount shown for Mr. Herring consists of personal use of a Company car and tax and investment assistance, and several items related to Mr. Herring’s international assignment and relocation to Germany for business purposes, as follows: a goods and services allowance of $69,664, a German housing allowance of $59,228, tax equalization payments of $471,006, moving expenses, and a tax gross up. The tax equalization payment to Mr. Herring was made under the Company’s international assignment tax equalization policy which is part of the Company’s standard expatriate package, to compensate Mr. Herring for taxes that he had to pay in Germany that exceeded those that he would have had to pay in the United States.

(6)	Ms. McMahan and Mr. McClaine were not “named executive officers” in 2011 or 2012 under the rules of the Securities and Exchange Commission.

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers in 2013:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)			Stock awards (3)		Option awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of shares	Grant date fair value	Number of shares	Exercise price ($/share)	Grant date fair value
William M. Lambert	2/20/2013	$335,070	$670,140	$1,340,280	$470,837	$941,674	1,883,348	3,574	$174,947	55,964	$48.95	$787,413
Dennis L. Zeitler	2/20/2013	$105,078	$210,155	$420,310	$128,496	$256,991	513,982	975	$47,726	15,275	$48.95	$214,919
Stacy McMahan	2/20/2013	$87,029	$174,058	$348,116	$62,316	$124,632	249,264	2,129	$104,215	7,409	$48.95	$104,245
Ronald N. Herring, Jr.	2/20/2013	$86,875	$173,750	$347,500	$78,941	$157,882	315,764	1,348	$65,985	9,385	$48.95	$132,047
Joseph A. Bigler	2/20/2013	$95,563	$191,125	$382,250	$102,855	$205,710	411,420	780	$38,181	12,225	$48.95	$172,006
Douglas K. McClaine	2/20/2013	$78,188	$156,375	$312,750	$84,152	$168,303	336,606	638	$31,230	10,002	$48.95	$140,728

(1)	Represents the amounts which could have been earned by the Named Officer through 2013 performance at the threshold, target and maximum levels under the annual incentive plans described under “Performance-Based Annual Cash Incentive” in the Compensation Discussion and Analysis above. The actual amounts earned are shown in the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

(2)	Represents the amount that could be earned by the Named Officer at the threshold, target and maximum levels of shares to be issued with respect to the performance stock units granted to the Named Officer under the Company’s 2008 Management Equity Incentive Plan. The performance period runs through December 31, 2015. The amounts shown are based upon the grant date fair value of the applicable number of shares of the Company’s Common Stock.

(3)

Represents restricted stock awards granted to each Named Officer in 2013 under the Company’s 2008 Management Equity Incentive Plan. To earn the award, the officer must remain employed by the Company or a subsidiary through a date which is approximately the third anniversary of the grant date. Restricted shares will also vest earlier upon a change in control or if the grantee’s employment terminates due to death, disability or retirement under a Company retirement plan. Mr. Zeitler retired on January 1, 2014 and Messrs. Lambert, Bigler and McClaine are eligible to retire under the Company’s pension plan. Unless and until forfeited upon termination of employment prior to vesting, holders of restricted shares receive dividends at the same rate as other holders of the Company’s Common Stock.

(4)	Represents stock options granted to each Named Officer in 2013 under the Company’s 2008 Management Equity Incentive Plan. The options for 2,042 shares granted to each Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code. The options become exercisable on the third anniversary of the grant date or upon an earlier change in control. The exercise price of each option is the market closing price of the Common Stock on the grant date, and the options expire on the tenth anniversary of the grant date. Options are exercisable for up to five years (but not after the expiration date) following termination of employment due to death, disability, voluntary termination with the consent of the Company, retirement under a Company retirement plan or within one year after a change in control and may not be exercised following any other termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards held by the Named Officers at December 31, 2013:

Name	Stock option awards					Restricted stock awards				Performance Stock Unit Awards
	Number exercisable	Number un-exercisable	Date exercisable	Option exercise price	Expiration date	Number of shares that have not vested		Vesting date	Market value of shares that have not vested (1)	Number of shares or Units of Stock that have not vested	Vesting Date	Market Value of Shares or Units that have Not Vested (1)
William M. Lambert	20,443	—	12/14/2005	$45.68	2/23/2015	15,992		3/8/2014	$818,950	7,996	(3)	$409,475
	19,240	—	2/27/2009	$40.08	2/27/2016	15,585		3/8/2015	$798,108	11,689	(4)	$598,594
	22,859	—	2/21/2010	$40.10	2/21/2017	7,996	(2)	1/2/2014	$409,476	16,086	(5)	$823,764
	58,115	—	2/26/2011	$45.24	2/26/2018	3,896	(2)	3/8/2015	$199,514	—	—	—
	101,418	—	2/23/2012	$17.83	2/23/2019	3,574		3/8/2016	$183,025	—	—	—
	87,129	—	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	55,143	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	54,099	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—
	—	55,964	2/20/2016	$48.95	2/20/2023	—		—	—	—	—	—

Dennis L. Zeitler	—	—	12/14/2005	$45.68	2/13/2015	—		—	—	2,188	(3)	$112,047
	15,029	—	2/27/2009	$40.08	2/27/2016	—		—	—	3,191	(4)	$163,411
	16,602	—	2/21/2010	$40.10	2/21/2017	—		—	—	4,390	(5)	$224,812
	21,995	—	2/26/2011	$45.24	2/26/2018	—		—	—	—	—	—
	26,819	—	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	15,097	—	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	14,766	—	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—
	15,275	—	2/20/2016	$48.95	2/20/2023	—		—	—	—	—	—

Stacy McMahan	—	7,409	2/20/2016	$48.95	2/20/2023	8,766		12/11/2014	488,907	2,129	(5)	$109,026
	—	—	—	—	—	2,129		3/8/2016	109,026	—	—	—

Ronald N. Herring, Jr.	7,670	—	2/27/2009	$40.08	2/27/2016	2,262		3/8/2014	$115,610	1,130	(3)	$57,867
	7,225	—	2/21/2010	$40.10	2/21/2017	2,940		3/8/2015	$150,557	2,205	(4)	$112,918
	11,363	—	2/26/2011	$45.24	2/26/2018	1,132	(2)	1/2/2014	$57,970	2,697	(5)	$138,113
	20,927	—	2/23/2012	$17.83	2/23/2019	735	(2)	3/8/2015	$37,639	—	—	—
	15,954	—	2/23/2013	$24.63	2/23/2020	1,348		3/8/2016	$69,031	—	—	—
	—	7,800	2/23/2014	$33.55	2/23/2021	—		—	$—	—	—	—
	—	10,205	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—
	—	9,385	2/20/2016	$48.95	2/20/2023	—		—	—	—	—	—

Joseph A. Bigler	7,191	—	2/27/2009	$40.08	2/27/2016	3,317		3/8/2014	$169,864	1,659	(3)	$84,957
	7,225	—	2/21/2010	$40.10	2/21/2017	3,404		3/8/2015	$174,319	2,553	(4)	$130,739
	15,831	—	2/26/2011	$45.24	2/26/2018	1,658	(2)	1/2/2014	$84,906	3,514	(5)	$179,952
	29,155	—	2/23/2012	$17.83	2/23/2019	851	(2)	3/8/2015	$43,580	—	—	—
	22,229	—	2/23/2013	$24.63	2/23/2020	780		3/8/2016	$39,944	—	—	—
	—	11,440	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	11,816	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—
	—	12,225	2/20/2016	$48.95	2/20/2023	—		—	—	—	—	—

Douglas K. McClaine	6,452	—	12/14/2005	$45.68	2/23/2015	2,369		3/8/2014	$121,316	1,185	(3)	$60,684
	7,191	—	2/27/2009	$40.08	2/27/2016	2,785		3/8/2015	$142,620	2,089	(4)	$106,978
	7,225	—	2/21/2010	$40.10	2/21/2017	1,184	(2)	1/2/2014	$60,633	2,875	(5)	$147,229
	11,156	—	2/26/2011	$45.24	2/26/2018	696	(2)	3/8/2015	$35,642	—	—	—
	20,545	—	2/23/2012	$17.83	2/23/2019	638		3/8/2016	$32,672	—	—	—
	15,661	—	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	8,168	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	9,668	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—
	—	10,002	2/20/2016	$48.95	2/20/2023	—		—	—	—	—	—

(1)	Based on the $51.21 closing price for the Company’s Common Stock on December 31, 2013.

(2)	These share amounts were originally performance stock units, for which the performance conditions have been met, and which have thus been converted to time-vesting restricted stock.

(3)	The final vesting date of these performance stock units will be the date in February 2014 that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met, subject to the earlier vesting of the performance conditions of a percentage of the awards if applicable annual performance tests are met, in which case the final (time-based) vesting date for such percentage of awards will be January 2, 2014, if the employee remains employed by the Company at that date.

(4)	The final vesting date of these performance stock units will be March 8, 2015, assuming that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met, subject to the earlier vesting of the performance conditions of a percentage of the awards if applicable annual performance tests are met, in which case the final (time-based) vesting date for such percentage of awards will be March 8, 2015, if the employee remains employed by the Company at that date.

(5)	The final vesting date of these performance stock units will be March 8, 2016, assuming that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met, subject to the earlier vesting of the performance conditions of a percentage of the awards if applicable annual performance tests are met, in which case the final (time-based) vesting date for such percentage of awards will be March 8, 2016, if the employee remains employed by the Company at that date.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the Named Officers and the restricted stock awards vested for the Named Officers during 2013:

Name	Option awards		Stock awards
	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
William M. Lambert	9,668	$273,260	29,443	$1,454,528
Dennis L. Zeitler	44,567	1,426,717	25,571	$1,287,925
Stacy McMahan	—	—	—	—
Ronald N. Herring, Jr.	9,361	$50,772	4,425	$218,226
Joseph A. Bigler	7,640	$33,355	6,166	$304,085
Douglas K. McClaine	—	—	4,586	$226,239

(1)	Represents the difference between the market value on the date of exercise of the shares acquired and the option exercise price.

(2)	Represents the market value of the restricted shares on the vesting date.

Pension Benefits

The following table provides information concerning the value of the Named Officers’ accumulated benefits under the Company’s defined benefit retirement plans as of December 31, 2013:

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
William M. Lambert	MSA’s Pension Plan	32.3	$708,527	—
	MSA Supplemental Pension Plan	32.3	$3,716,119	—
	Supplemental Executive Retirement Plan	N/A	$713,611	—
Dennis L. Zeitler	MSA’s Pension Plan	36.8	$1,451,664	—
	MSA Supplemental Pension Plan	36.8	$2,719,692	—
	Supplemental Executive Retirement Plan	N/A	$428,167	—
Stacy McMahan	MSA’s Pension Plan	1.0	$16,805	—
	MSA Supplemental Pension Plan	1.0	$7,214	—
Ronald N. Herring, Jr.	MSA’s Pension Plan	30.4	$557,501	—
	MSA Supplemental Pension Plan	30.4	$694,610	—
	Supplemental Executive Retirement Plan	N/A	$375,884	—
Joseph A. Bigler	MSA’s Pension Plan	41.4	$1,429,160	—
	MSA Supplemental Pension Plan	41.4	$1,928,698	—
	Supplemental Executive Retirement Plan	N/A	$428,167	—
Douglas K. McClaine	MSA’s Pension Plan	29.3	$657,199	—
	MSA Supplemental Pension Plan	29.3	$670,701	—
	Supplemental Executive Retirement Plan	N/A	$428,167	—

Pension Plan

Introduction. The Company’s Non-Contributory Pension Plan for Employees is a retirement plan that covers most U.S. salaried employees and some U.S. hourly employees.

To have a non-forfeitable right to a benefit under the Pension Plan, a participant must complete five years of service with the Company or an affiliate, or reach normal retirement age while employed by the Company or an affiliate. The Pension Plan’s normal retirement age is identical to the participant’s “Social Security Retirement Age.” The Social Security Retirement Age is established by Federal law, and varies from age 65 for persons born before 1938 to age 67 for persons born in 1960 or later years.

Benefits at Normal Retirement Age. A participant who retires upon reaching normal retirement age can begin receiving pension payments as of the first day of the following calendar month, which is referred to as the participant’s “normal retirement date.”

The Pension Plan has a minimum benefit formula that applies to only a small number of lower-paid participants. The majority of participants who begin receiving benefits on their normal retirement date are entitled to receive a monthly benefit equal to the sum of the amounts shown in (a), (b) and (c) below:

(a)	0.80%	x	Average Monthly Earnings up to Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(b)	1.55%	x	Average Monthly Earnings greater than Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(c)	1.00%	x	Average Monthly Earnings	x	Credited Service over 35 Years

For purposes of the normal retirement benefit formula, the following terms have the following meanings:

•

“Average Monthly Earnings” is generally the average of monthly compensation received during the participant’s highest five consecutive calendar years of compensation over the last ten years of employment. Compensation is generally the total cash payments received by a participant for services performed, before any reductions for employee contributions to 401(k) or other employee benefit plans. Compensation does not include any expense reimbursements, income attributable to non-cash benefits, or special “one-time” payments. The compensation that can be taken into account each year is limited by Federal law. The 2013 limit is $255,000, but this number may be adjusted in future years for cost-of-living increases.

•

“Average Social Security Wage Base” is the average of the Social Security taxable wage bases in effect under Federal law during the 35-year period ending in the calendar year in which the participant attains Social Security Retirement Age.

•

“Credited Service” is a participant’s actual period of service with the Company as an employee in a category of employment that is covered by the Pension Plan. No extra credited service has been granted under the Pension Plan to any of the Named Officers.

Benefits at Early Retirement Age. The Pension Plan permits early retirement by participants who have (i) reached age 55 with at least 15 years of service, or (ii) reached age 60 with at least 10 years of service. Messrs. Lambert, Bigler and McClaine are currently eligible for early retirement. Mr. Zeitler retired on January 1, 2014. Participants who elect early retirement can choose to begin receiving pension benefits immediately, in which case their monthly benefit amount will be reduced to reflect the early start of payments; or they may choose to delay the start of payments until their normal retirement date, at which time they will receive unreduced benefits determined under the normal retirement benefit formula described above.

If a participant takes early retirement and begins receiving pension payments before his or her normal retirement date, the monthly pension benefit will be determined under the normal retirement formula, but will be reduced by (i) 5/9ths of 1% for each of the first 60 months that benefits begin before the normal retirement date, plus (ii) 5/18ths of 1% for each of the next 60 months that benefits begin before the normal retirement date, plus (iii) .345% for each of the next 12 months that benefits begin before the normal retirement date, plus (iv) .3108% for each of the next 12 months that benefits begin before the normal retirement date. Different reduction factors apply to the minimum benefit formula.

Forms of Payment. In general, Pension Plan benefits are paid as a stream of monthly benefits, referred to as an annuity (the only exception is that benefits with a present value of $5,000 or less are automatically paid in a lump sum following termination of employment). The normal form of payment for a single participant is a “single life annuity” that pays monthly benefits to the participant for his or her life only. The normal form of payment for a married participant is a “qualified joint and survivor annuity” that pays monthly benefits to the participant for life, and, after the participant’s death, pays monthly benefits to the participant’s surviving spouse in an amount equal to 50% of the monthly amount payable during the participant’s lifetime. The Pension Plan also permits a participant to elect from among several optional forms of annuity payment that are of equivalent actuarial value to the normal form of payment.

Even though the Named Officers who participate in the Pension Plan cannot receive a lump sum distribution from the Pension Plan, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Pension Plan benefit. That lump sum figure was calculated by using an annual interest rate of 4.9% and the 2013 IRS static mortality tables.

Supplemental Pension Plan

Introduction. The Company’s Supplemental Pension Plan is a nonqualified retirement plan that provides pension plan participants with pension benefits that they would have received under the Pension Plan except for certain limitations imposed by Federal law, including the limitation on compensation that can be taken into account. Benefits under the Supplemental Pension Plan become non-forfeitable at the same time as benefits become non-forfeitable under the Pension Plan.

Benefits at Normal Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who begins receiving benefits on his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan on the normal retirement date if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefit payments, and (ii) the amount that is actually payable to the participant under the Pension Plan.

Benefits at Early Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who is eligible for early retirement under the Pension Plan and who begins receiving benefits under the Pension Plan before his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefits, and (ii) the amount that is actually payable to the participant under the Pension Plan. Messrs. Lambert, Bigler and McClaine are currently eligible for early retirement. Mr. Zeitler retired on January 1, 2014.

Forms of Payment. Benefits payable under the Supplemental Pension Plan are generally payable in the same form that the participant’s benefits are payable under the Pension Plan. However, in the event of a vested participant’s termination within a two-year period after a corporate change in control (as defined in the Supplemental Pension Plan), the participant will receive a lump sum distribution of the Supplemental Pension Plan benefit.

Even though the Named Officers who participate in the Supplemental Pension Plan are not eligible to receive a lump sum unless a change in control occurs, the pension benefit table is required to show a lump sum value at December 31, 2013 for each individual’s accumulated Supplemental Pension Plan benefit. That lump sum figure is calculated using the following IRS lump sum assumptions: 0.97% for the first five years, 3.5% for the next 15 years, and 4.6% thereafter, along with the PPA mortality table. This plan was closed to new entrants after December 31, 2012.

Supplemental Executive Retirement Plan

The plan provides a defined benefit at retirement. Only certain officers of the Company are eligible for this program. No benefit is payable unless the officer stays with the Company until he or she reaches retirement eligibility, that is, age 55 plus a combination of age and service equal to at least 70. The benefit is payable in equal installments over 15 years. The benefit amount for Mr. Lambert is $1,000,000, and the benefit amount for all other eligible officers is $600,000. In the event of death of the participant after retirement, remaining payments are paid to the spouse or other beneficiary. No new officers have been added to this plan since its inception on January 1, 2008.

Nonqualified Deferred Compensation

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s nonqualified deferred compensation plans:

Name	Executive contributions in 2013 (1)	Company contributions in 2013 (2)	Aggregate earnings in 2013 (3)	Aggregate withdrawals/ distributions	Aggregate balance at 12/31/2013 (4)
William M. Lambert	$93,107	$53,204	$285,222	—	$1,587,977
Dennis L. Zeitler	$27,571	$15,755	$115,175	$48,222	$452,968
Stacy McMahan	$6,769	$3,868	—	—	$10,638
Ronald N. Herring, Jr.	$19,664	$11,236	$44,935	—	$267,215
Joseph A. Bigler	$22,213	$12,693	$103,758	—	$491,470
Douglas K. McClaine	$18,959	$10,834	$38,195	—	$240,215

(1)	These amounts are reported in the Summary Compensation Table as salary or non-equity incentive plan compensation, as applicable.

(2)	These amounts are reported in the Summary Compensation Table under “Other Compensation.”

(3)	The above table reflects the Company’s Supplemental Savings Plan. Earnings on deferred compensation under the Supplemental Savings Plan are not above market or preferential and are therefore not included in the Summary Compensation Table. Participants elect to have their accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the Company’s Retirement Savings Plan, a qualified 401(k) plan. Accounts are credited with earnings or losses based on the investment results of the funds selected. See Supplemental Savings Plan discussion immediately below for further information.

(4)	Of the balances shown, the following amounts represent executive and Company contributions which either were reported in the Summary Compensation Table in the year of the contribution or would have been so reported had the individual been a Named Officer for that year: Mr. Lambert, $931,343; Mr. Zeitler, $284,852; Ms. McMahan, $10,637; Mr. Herring, $190,279; Mr. Bigler, $302,381 and Mr. McClaine, $172,107. The remainder represents non-preferential market earnings not reportable in the Summary Compensation Table.

Supplemental Savings Plan

For the Named Officers, the amounts shown in the Nonqualified Deferred Compensation table relate to the Company’s Supplemental Savings Plan (SSP). The SSP permits the Named Officers and other eligible employees to defer compensation in excess of the limits imposed by the Internal Revenue Code on employee contributions to the Company’s Retirement Savings Plan (RSP), a qualified 401(k) Plan. The Company matches 100% of the first 1% of participant deferrals and 50% of up to the next 6% of eligible compensation, whether contributed to the RSP or deferred under the SSP. Participant contributions are vested at all times. Company matching contributions vest upon completion of two years of service, or earlier upon death, attainment of age 65 or a change in control.

Compensation eligible for deferral under the SSP includes salary and annual incentive bonus. There is no limit on the percentage of eligible compensation that a participant may defer. Participants may elect to have their SSP accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the RSP. Accounts are credited with earnings or losses based on the investment results of the funds selected. Participants may change their investment elections, for either new contributions and/or for existing balances, at any time.

Distribution options under the SSP vary depending upon the year in which compensation was deferred. Distribution of amounts deferred prior to 2003 commences upon termination of employment or an earlier change in control and is paid either in a lump sum or in five annual installments, as elected by the participant. For amounts deferred in 2003 or thereafter, the participant could elect an alternate date for the commencement of distributions, which for deferrals in 2005 and thereafter must be at least five years after the year of deferral. Absent such an election, distributions commence upon the first day of the seventh month following termination of employment. Distributions are made either in a lump sum or in up to 15 annual installments, as elected by the participant. The timing of participant elections, both as to deferrals and as to distributions, is restricted in accordance with Internal Revenue Service requirements.

Potential Payments upon Termination or Change-in-Control

The tables below show the payments and benefits to which each Named Officer would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the tables. In addition to severance amounts payable in certain circumstances under the plan and agreements described following the tables, the amounts shown in the tables include compensation and retirement and other benefits previously earned through service by the Named Officer as described above.

William M. Lambert

The following table shows the payments and benefits to which William M. Lambert would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$750,000	$—	$—	$5,007,911
Disability income (2)	$—	$—	$—	$—	$2,714,304	$—
Earned award under non-equity incentive plans (3)	$575,918	$—	$575,918	$575,918	$575,918	$575,918
Equity:
Restricted stock (4)	$2,409,072	$2,409,072	$2,409,072	$2,409,072	$2,409,072	$2,409,072
Unexercisable Options	$1,885,822	$1,885,822	$1,885,822	$1,885,822	$1,885,822	$1,885,822
Performance Award	$1,831,833	$1,831,833	$1,831,833	$1,831,833	$1,831,833	$2,318,225
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$708,527	$708,527	$708,527	$791,769	$708,527	$708,527
Supplemental Pension Plan	$3,716,119	$3,716,119	$3,716,119	$4,152,708	$3,716,119	$4,137,465
Supplemental Executive Retirement Plan	$713,611	$713,611	$713,611	$713,611	$713,611	$1,000,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$886,412	$886,412	$886,412	$886,412	$886,412	$886,412
Supplemental Savings Plan	$1,587,977	$1,587,977	$1,587,977	$1,587,977	$1,587,977	$1,587,977
Retiree medical (7)	$187,567	$187,567	$187,567	$—	$—	$187,567
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$109,054	$145,483	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$1,550,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$14,512,858	$13,936,940	$15,268,958	$16,494,176	$17,185,078	$20,720,996

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2013, Mr. Lambert was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy and an individual life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his retirement.

Dennis L. Zeitler

The following table shows the payments and benefits to which Dennis L. Zeitler would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$382,000	$—	$—	$2,116,520
Disability income (2)	$—	$—	$—	$—	$427,248	$—
Earned award under non-equity incentive plans (3)	$180,607	$—	$180,607	$180,607	$180,607	$180,607
Equity:
Restricted stock (4)	$658,561	$658,561	$658,561	$658,561	$658,561	$658,561
Unexercisable Options	$515,537	$515,537	$515,537	$515,537	$515,537	$515,537
Performance Award	$500,270	$500,270	$500,270	$500,270	$500,270	$633,673
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$1,451,664	$1,451,664	$1,451,664	$1,456,637	$1,451,664	$1,451,664
Supplemental Pension Plan	$2,719,692	$2,719,692	$2,719,692	$2,702,701	$2,719,692	$2,930,168
Supplemental Executive Retirement Plan	$428,167	$428,167	$428,167	$428,167	$428,167	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$375,310	$375,310	$375,310	$375,310	$375,310	$375,310
Supplemental Savings Plan	$452,986	$452,986	$452,986	$452,986	$452,986	$452,986
Retiree medical (7)	$190,866	$190,866	$190,866	$—	$—	$190,866
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$192,838	$192,838	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$600,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$7,483,660	$7,303,053	$7,871,760	$8,063,614	$7,912,880	$10,121,992

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy and an individual life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his retirement.

Stacy McMahan

The following table shows the payments and benefits to which Stacy McMahan would have been entitled if her employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$90,000	$—	$—	$735,367
Disability income (2)	$—	$—	$—	$—	$2,027,248	$—
Earned award under non-equity incentive plans (3)	$149,586	$—	$149,586	$149,586	$149,586	$149,586
Equity:
Restricted stock (4)	$—	$—	$—	$557,933	$557,933	$557,933
Unexercisable Options	$—	$—	$—	$16,744	$16,744	$16,744
Performance Award	$—	$—	$—	$109,026	$109,026	$109,026
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$—	$—	$—	$—	$—	$—
Supplemental Pension Plan	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Defined contribution plans (6)
401(k) Retirement Savings Plan	$26,452	$26,452	$26,452	$38,237	$38,237	$26,452
Supplemental Savings Plan	$6,769	$6,769	$6,769	$10,638	$10,638	$10,638
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$17,614	$190,343	$51,221
Insurance benefits (9)	$—	$—	$—	$600,000	$—	$—
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$182,807	$33,221	$278,907	$1,499,778	$3,099,755	$1,663,067

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy, which is payable by the insurer.

Ronald N. Herring, Jr.

The following table shows the payments and benefits to which Ronald N. Herring, Jr. would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$332,500	$—	$—	$1,670,552
Disability income (2)	$—	$—	$—	$—	$1,719,853	$—
Earned award under non-equity incentive plans (3)	$179,727	$—	$179,727	$179,727	$179,727	$179,727
Equity:
Restricted stock (4)	$—	$—	$—	$431,035	$431,035	$431,035
Unexercisable Options	$—	$—	$—	$307,135	$307,135	$307,135
Performance Award	$—	$—	$—	$309,899	$309,899	$362,055
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$557,501	$557,501	$557,501	$263,551	$557,501	$557,501
Supplemental Pension Plan	$694,610	$694,610	$694,610	$328,368	$694,610	$787,690
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$375,884	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$890,684	$890,684	$890,684	$890,684	$890,684	$890,684
Supplemental Savings Plan	$267,215	$267,215	$267,215	$267,215	$267,215	$267,215
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$118,116	$389,843	$52,926
Insurance benefits (9)	$—	$—	$—	$1,200,000	$—	$—
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$2,589,737	$2,410,010	$2,928,337	$4,295,730	$6,123,386	$6,112,620

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy and an individual life insurance policy, which is payable by the insurer.

Joseph A. Bigler

The following table shows the payments and benefits to which Joseph A. Bigler would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$342,500	$—	$—	$1,787,237
Disability income (2)	$—	$—	$—	$—	$472,346	$—
Earned award under non-equity incentive plans (3)	$170,388	$—	$170,388	$170,388	$170,388	$170,388
Equity:
Restricted stock (4)	$512,612	$512,612	$512,612	$512,612	$512,612	$512,612
Unexercisable Options	$401,227	$401,227	$401,227	$401,227	$401,227	$401,227
Performance Award	$395,648	$395,648	$395,648	$395,648	$395,648	$492,870
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$1,429,160	$1,429,160	$1,429,160	$1,035,739	$1,429,160	$1,429,160
Supplemental Pension Plan	$1,928,698	$1,928,698	$1,928,698	$1,397,764	$1,928,698	$2,228,809
Supplemental Executive Retirement Plan	$428,167	$428,167	$428,167	$428,167	$428,167	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$341,799	$341,799	$341,799	$341,799	$341,799	$341,799
Supplemental Savings Plan	$491,470	$491,470	$491,470	$491,470	$491,470	$491,470
Retiree medical (7)	$184,707	$184,707	$184,707	$—	$—	$184,707
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$174,943	$177,847	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$700,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$6,293,876	$6,123,488	$6,642,476	$6,049,757	$6,759,362	$8,656,379

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2013, Mr. Bigler was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy and an individual life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his retirement.

Douglas K. McClaine

The following table shows the payments and benefits to which Douglas K. McClaine would have been entitled if his employment had terminated on December 31, 2013 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$329,500	$—	$—	$1,611,579
Disability income (2)	$—	$—	$—	$—	$1,378,339	$—
Earned award under non-equity incentive plans (3)	$168,760	$—	$168,760	$168,760	$168,760	$168,760
Equity:
Restricted stock (4)	$392,883	$392,883	$392,883	$392,883	$392,883	$392,883
Unexercisable Options	$307,231	$307,231	$307,231	$307,231	$307,231	$307,231
Performance Award	$314,890	$314,890	$314,890	$314,890	$314,890	$376,788
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$657,199	$657,199	$657,199	$761,476	$657,199	$657,199
Supplemental Pension Plan	$670,701	$670,701	$670,701	$777,120	$670,701	$757,540
Supplemental Executive Retirement Plan	$428,167	$428,167	$428,167	$428,167	$428,167	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$1,187,749	$1,187,749	$1,187,749	$1,187,749	$1,187,749	$1,187,749
Supplemental Savings Plan	$240,215	$240,215	$240,215	$240,215	$240,215	$240,215
Retiree medical (7)	$218,672	$218,672	$218,672	$—	$—	$218,672
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$147,215	$163,976	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$1,200,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$4,596,557	$4,427,797	$4,932,157	$5,925,706	$5,920,110	$6,534,806

(1)	Represents the cash severance amount payable under the Salaried Severance Pay Plan or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2013. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2013, Mr. McClaine was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits.

(6)	Represents the balances at December 31, 2013 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer. This plan was closed to new participants effective January 1, 2010.

(8)	The amount shown for death represents the present value of the cost of continued dependent medical care coverage under the Company’s health and welfare plan. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents.

(9)	The amounts payable on death are the death benefits under the Company’s group term life insurance policy and an individual life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his retirement.

Salaried Severance Pay Plan

The Company has a severance plan which is available generally to United States salaried exempt employees and which does not discriminate in scope, terms or operation in favor of executive officers. Under this plan, an employee whose employment is involuntarily terminated without cause is entitled to a lump sum separation payment in an amount ranging from four weeks’ base salary for an employee with less than one year of continuous service to 52 weeks’ base salary for employees with 21 or more years of continuous service. The cash severance amount shown under “termination without cause” in the tables above is the amount to which the Named Officer would have been entitled under this plan had his employment been terminated without cause on December 31, 2013. A Named Officer would not receive payments under this plan if the termination qualified for severance benefits under the change in control severance agreements described below.

Change in Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least six months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within three years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive:

•	a lump sum payment equal to up to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years;

•	continuation for 36 months of medical, dental, accident and life insurance benefits (other than for Ms. McMahan, who would instead receive 24 months); and

•	36 months additional service credit under the Company’s Supplemental Executive Retirement Plan and post-retirement health care programs.

Unlike many companies, the Company does not “gross-up” the benefits payable to officers for excise taxes. Instead, the benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. The limitation would not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

The “change in control termination” column in the tables above shows the amounts of the payments and benefits each Named Officer would have received if a qualifying termination of employment following a change in control had occurred as of December 31, 2013.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-employee directors for services during 2013:

Name	Fees earned or paid in cash		Restricted stock awards (1)		Stock option awards (1)	Change in Pension Value (2)	Total
Robert A. Bruggeworth	$85,000		$51,767		$33,252	—	$170,019
James A. Cederna (3)	$26,373		—		—	—	$26,373
Alvaro Garcia Tunon	$75,000		$94,296	(4)	$33,252	—	$202,548
Thomas B. Hotopp	$80,000		$51,767		$33,252	—	$165,019
Diane M. Pearse	$87,500		$51,767		$33,252	—	$172,519
Rebecca B. Roberts	$12,840	(5)	$42,529	(4)	—	—	$55,369
John T. Ryan III	$75,000		$51,767		$33,252	—	$160,019
L. Edward Shaw, Jr.	$81,698		$51,767		$33,252	—	$166,717
John C. Unkovic (3)	$26,373		—		—	—	$26,373
Thomas H. Witmer	$105,000		$51,767		$33,252	—	$190,019

(1)	Represents the aggregate grant date fair value of the restricted stock awards and stock option awards computed in accordance with FASB ASC Topic 718.

(2)	Represents the amount of the aggregate increase for 2012 in the actuarial present value of the director’s accumulated benefits, if any, under the Retirement Plan for Directors described below.

(3)	Messrs. Cederna and Unkovic retired from the Board in May 2013.

(4)	Includes a $42,529 pro rated grant for past service on the Board.

(5)	Pro rated annual retainer based upon election to the Board in October 2013.

For 2013, the Company paid non-employee directors a retainer on a quarterly basis which totaled $75,000 for the year. The annual retainer for the lead director is $105,000. The additional annual retainer for the Audit Committee chairman was $12,500, for the Compensation Committee chairman was $10,000, and for all other committee chairmen was $5,000. It is the practice of the Nominating and Corporate Governance Committee to periodically engage an independent compensation consultant to review the compensation of the non-employee directors. A consultant was last engaged in 2012.

Non-employee directors are required to meet a share ownership guideline, equivalent to five times their annual retainer. Presently, all directors except Mr. Garcia-Tunon and Ms. Roberts (who were both recently elected to the Board) exceed the ownership guidelines. Directors who meet the share ownership guideline are also required to hold shares for at least twelve months after the lapse of a restriction on restricted shares or the exercise of a stock option.

Under the 2008 Non-Employee Directors’ Equity Incentive Plan and its predecessor the 1990 Non-Employee Directors’ Stock Option Plan (together, the “Director Equity Plans”), the Company grants stock options, restricted stock, or a mix of each, to each non-employee director on the third business day following each annual meeting. The 2008 plan was amended in 2013 to permit pro rata awards for past service by Directors who are elected to the Board during a year. The purposes of the Director Equity Plans are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares that may be issued under the 2008 plan is limited to 400,000 shares of Common Stock.

The value of the annual grants of equity under the Director Equity Plans is $85,000 and is made using stock options, restricted stock, or a mix of each. Stock option grants are made using a Black-Scholes option pricing model. The exercise price of the options is equal to the market value on the grant date. The options become exercisable three years from the grant date and expire ten years from the grant date. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited and exercisable options remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director, but not later than the option expiration date. Restricted shares vest on the date of the third annual meeting following the grant date. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement.

Pursuant to the Director Equity Plans, on May 10, 2013 each non-employee director was granted an option to purchase 2,179 shares of Common Stock at an option price of $49.92 and 1,037 shares of restricted stock.

In December 2013, the Board determined that in 2014 the annual grants of equity under the Director Equity Plans will remain at $85,000 but will consist entirely of restricted stock.

Prior to April 1, 2001, a director who retired from the Board after completing at least five years of service as a director was entitled to receive a lifetime quarterly retirement allowance under the Retirement Plan for Directors. The amount of the allowance was equal to the quarterly directors’ retainer payable at the time of the director’s retirement. Payment began when the sum of the director’s age and years of service equaled or exceeded 75. Effective April 1, 2001, plan benefits were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to $5,000 (the quarterly retainer amount in April 2001), multiplied by a fraction, of which the numerator is the director’s years of service as of April 1, 2001 and the denominator is the years of service the director would have had at the date the sum of the director’s age and years of service equaled 75.

Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Bruggeworth (Chair), Hotopp, Roberts and Witmer served as members of the Compensation Committee during 2013. The Board has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange (including the updated independence standards adopted by the NYSE in 2013).

Review and Approval or Ratification of Related Party Transactions

The Company has a policy on related party transactions which operates along with the conflicts of interest section of the Company’s Code of Business Conduct and Ethics. Copies of the policy on related party transactions and the Code are available in the Corporate Governance section of the Company’s internet website at www.MSAsafety.com.

The Company’s directors, officers and other employees must be free from any personal influence, interest or relationship, or appearance thereof, in situations that might conflict with the best interests of the Company. Directors, officers and employees must fully disclose in advance any circumstance that may create a conflict of interest, including a related party transaction, so that an appropriate determination can be made as to whether it would violate the policy on related party transactions or the Code.

In general, the related party policy covers any transaction, arrangement or relationship in which the Company is a participant and the amount involved exceeds $120,000, and in which any “related person” had or would have a direct or indirect material interest. A related person is any executive officer, director or nominee, any owner of 5% or more of the Company’s voting securities or an immediate family member of any of the foregoing. The policy covers indirect material interests, but excludes certain relationships and pre-approved transactions.

Any officer, director or employee of the Company who is aware of a proposed transaction that may violate the related party policy must bring such transaction to the notice of the General Counsel and Chief Financial Officer of the Company. If the General Counsel or Chief Financial Officer determines that the proposed transaction could be a related party transaction, the matter will be submitted to the Nominating and Corporate Governance Committee to consider all material facts of the transaction. The Committee is charged with taking a number of items into account as set forth in the policy and determining whether the transaction is indeed a related party transaction and if so, whether it should be approved in any particular case. The types of matters which the Committee will take into account are:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of the transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to the Company;

•	whether the terms of the transaction are comparable to those of similar transactions not involving related parties; and

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company.

The chairman of the Committee will report on any decision at the next meeting of the Board.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Hotopp (Chair), Ryan, Shaw and Witmer, whose terms as Committee members will expire at the 2014 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent in accordance with the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Corporate Governance section of the Company’s internet website at www.MSAsafety.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company is the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. The Board also considers, but does not choose solely on the basis of, the distinctive experiences and perspectives of candidates diverse in race, gender, national origin and past professional accomplishments, when recommending prospective directors for the Company. Other criteria include business and professional experience, public service, other skills and experience needed by the Board, and any other factor considered relevant by the Nominating and Corporate Governance Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page one, not later than 90 days in advance of the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee determines a process for identifying and evaluating nominees for director on a case by case basis, considering the context in which such nomination is being made. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder or other interested party who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so directly by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page one.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board and is available in the Corporate Governance section of the Company’s website at www.MSAsafety.com. The Board, in its business judgment, has determined that all members of the Audit Committee are independent in accordance with the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2013 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2013. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 (“Management’s Assessment”); and (ii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Diane M. Pearse, Chair

Robert A. Bruggeworth

Alvaro Garcia-Tunon

Thomas H. Witmer

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management and Directors

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 14, 2014 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership				Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership	Percent of Class
	Non-Trust Shares (1)		Trust Shares (2)
John T. Ryan III	1,112,123	(3)	2,926,540	(4)	4,038,663	10.77%	187	1.02%
Robert A. Bruggeworth	24,410	(3)	—		24,410	—	—	—
Alvaro Garcia-Tunon	3,906		—		3,906	—	—	—
Thomas B. Hotopp	50,409	(3)	—		50,409	—	—	—
Diane M. Pearse	30,551		—		30,551	—	—	—
Rebecca B. Roberts	869		—		869	—	—	—
L. Edward Shaw, Jr.	535,671	(3)	—		535,671	1.43%	—	—
Thomas H. Witmer	34,553	(3)	—		34,553	—	—	—
Joseph A. Bigler	130,191		6,560	(5)	136,751	—	—	—
Ronald N. Herring, Jr.	103,770		6,560	(5)	110,330	—	—	—
William M. Lambert	489,577	(3)	—		489,577	—	—	—
Douglas R. McClaine	105,515		6,560	(5)	112,075	—	—	—
Stacy McMahan	10,895		6,560	(5)	17,455	—	—	—
Dennis L. Zeitler(6)	173,332		—		173,332	—	—	—
All executive officers and directors as a group (19 persons)	2,926,764	(3)	2,992,140	(5)	5,918,904	15.43%	187	1.02%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the Management Equity Plans or the Director Equity Plans: Mr. Ryan, 9,481 shares; Mr. Bruggeworth, 13,103 shares; Mr. Hotopp, 15,702 shares; Ms. Pearse, 17,231 shares; Mr. Shaw, 17,231 shares; Mr. Witmer, 15,702 shares; Mr. Bigler, 93,071 shares; Mr. Herring, 70,939 shares; Mr. Lambert, 364,347 shares; Mr. McClaine, 76,398 shares; Mr. Zeitler, 141,552 shares; and all directors and executive officers as a group, 868,247 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the Company’s Management Equity Plans and the Company’s Director Equity Plans, as to which such persons have voting power only: Mr. Ryan, 3,640 shares; Mr. Bruggeworth, 3,640 shares; Mr. Garcia-Tunon, 1,906 shares; Mr. Hotopp, 3,640 shares; Ms. Pearse, 3,640 shares; Ms. Roberts, 869 shares; Mr. Shaw, 3,640 shares; Mr. Witmer, 3,640 shares; Mr. Bigler, 10,010 shares; Mr. Herring, 8,417 shares; Mr. Lambert, 47,043 shares; Mr. McClaine, 7,672 shares; Ms. McMahan, 10,895 shares; and all directors and executive officers as a group, 143,055 shares. Only percentages of 1% or greater are shown.

(2)	The shares in this column are those as to which the director or officer holds voting and/or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)

Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Bruggeworth, 1,010 shares; Mr. Hotopp, 25,783 shares; and all directors and executive officers as a group, 55,038 shares. Amounts shown do not include 514,369 shares of Common Stock held by Mr. Ryan’s wife, including 159,638 shares held as trustee. The amount shown for Mr. Shaw does not include 2,761,405 additional shares of Common Stock (including 2,676,282 shares held as trustee) and 721 shares of 4 1/2% Cumulative Preferred Stock, held by Mr. Shaw’s wife. The amount shown for Mr. Witmer does not include 20,319 shares held by Mr. Witmer’s wife. The amount shown for Mr. Lambert does not include 60,600 shares held by Mr. Lambert’s wife.

(4)	Includes 2,907,685 shares of Common Stock as to which Mr. Ryan shares voting and investment power with other persons as co-trustees.

(5)	The Company has established a Stock Compensation Trust which as of February 14, 2014 holds 282,120 shares of Common Stock that are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 6,560 shares of Common Stock each for Messrs. Bigler, Herring, and McClaine and for Ms. McMahan, and 65,600 shares of Common Stock for all executive officers and directors as a group, as to which such persons and other executive officers of the Company have such voting and investment power.

(6)	Mr. Zeitler retired effective January 1, 2014.

5% Beneficial Owners

As of February 14, 2014, to the Company’s knowledge, six persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,348,374(1)	11.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,459,137(2)	6.6%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,148,517(3)	5.8%

Irene Ryan Shaw 11377 Turtle Beach Road North Palm Beach, FL 33408	2,761,405(5)	7.4%

John C. Unkovic 5236 Westminster Place Pittsburgh, PA 15232	2,407,097(4)	6.4%

(1)	According to a Schedule 13G filed February 10, 2014, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 820,410 shares, and sole investment power over 4,348,374 shares of Common Stock. Those securities are owned by various individual and institutional investors for which T. Rowe Price Associates (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to a Schedule 13G filed January 30, 2014, BlackRock, Inc. and its subsidiaries have sole voting power over 2,364,042 shares, and sole investment power over 2,459,137 shares of Common Stock.

(3)	According to Schedule 13G filed February 11, 2014, The Vanguard Group, Inc. and its subsidiaries have sole voting power over 41,594 shares, sole investment power over 2,109,523 shares and shared investment power over 38,994 shares.

(4)	Includes (i) 39,790 shares of Common Stock as to which Mr. Unkovic has sole voting and investment power; (ii) 16,492 shares related to stock options which may be currently exercised by Mr. Unkovic; (iii) 25,352 shares for which Mr. Unkovic acts as a trustee with sole voting and investment power; and (iv) 2,325,463 shares as to which Mr. Unkovic acts as a co-trustee with shared voting and investment power.

(5)	Includes (i) 85,123 shares of Common Stock to which Ms. Shaw has sole voting and investment power; (ii) 135,440 shares for which Ms. Shaw acts as a trustee with sole voting and investment power; and (iii) 2,540,842 shares for which Ms. Shaw acts as a co-trustee with shared voting and investment power.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 14, 2014, members of the extended family of John T. Ryan III, including his siblings and their offspring and spouses and trusts for their benefit, beneficially owned (to the knowledge of the Company without a detailed investigation) an aggregate of approximately 9.6 million shares of Common Stock, representing approximately 25.6% of the outstanding shares. This disclosure is not being presented to indicate that the Ryan family votes their shares as a group, but rather is being presented to demonstrate the continuing commitment of the Ryan family to the Company.

PROPOSAL NO. 4

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth PricewaterhouseCoopers LLP fees billed to the Company for professional services in 2013 and 2012:

	2013	2012
Audit Fees	$2,437,414	$2,583,875
Audit-Related Fees (1)	61,563	179,852
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit-related fees were primarily for employee benefit plan audits and various attest reports, and for 2012 only, an internal control review.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. For 2013 and 2012, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote FOR the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm. Properly submitted proxies which are timely received will be so voted, unless otherwise directed thereon. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See Proposal No. 1 and Proposal No. 2 above, “Election of Directors,” for information concerning the Audit Committee of the Board.

Approval of this proposal requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote (e.g., broker non-votes)) by the holders of Common Stock present and voting in person or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2015.

PROPOSAL NO. 5

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The Company is presenting the following proposal, which gives shareholders the opportunity to endorse or not endorse the Company’s compensation program for named executive officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While the Board intends to carefully consider the shareholder vote and feedback from this proposal, such vote will not be binding on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Board and the Compensation Committee will take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. In 2013, the shareholders voted in favor of the Company’s compensation program for named executive officers, with 98.8% of the votes cast by shareholders voting FOR the proposal. The Board and Compensation Committee took this vote into consideration in designing the compensation program for 2014. Please see the Compensation Discussion and Analysis above for further details.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation.”

The Board of Directors and the Compensation Committee recommend that you vote FOR Proposal 5, approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation.” Properly submitted proxies which are timely received will be voted FOR approval of the proposal, unless otherwise directed thereon.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page one) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2013 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2014 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 28, 2014 for the Company’s Annual Meeting in 2015.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2015, this deadline would also be November 28, 2014.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page one. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

Appendix A

MSA SAFETY INCORPORATED

EMPLOYEE STOCK PURCHASE PLAN

Section 1.         Purpose.

The MSA Safety Incorporated Employee Stock Purchase Plan is intended to provide a method whereby Employees of the Company and its Designated Subsidiaries will have an opportunity to purchase shares of the Common Stock through payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Section 2.         Definitions.

2.1 “Board” shall mean the Board of Directors of the Company.

2.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.3 “Committee” shall mean the Compensation Committee of the Board, including any successor committee.

2.4 “Common Stock” shall mean the common stock of the Company, or any stock into which such common stock may be converted.

2.5 “Company” shall mean MSA Safety Incorporated.

2.6 “Designated Percentage” shall mean the percentage described in Section 4.3 of the Plan.

2.7 “Designated Subsidiary” shall mean any Subsidiaries of the Company designated by the Committee for participation in the Plan.

2.8 “Eligible Compensation” shall mean the basic rate of compensation established by the Company for the services of an Employee, including overtime and merit salary increases paid during the year, but shall exclude all other forms of compensation, including, by way of illustration and not limitation, bonuses, commissions, payments in lieu of vacation, all non-regular payments, amounts received from any deferred compensation plan, payments to health, retirement, unemployment, death, long-term disability (other than short-term non-occupational illness), or any other similar plan generally classified as a welfare or pension plan, any special purpose payments such as car or expense allowances, moving expenses, educational payments, and any other non-basic payments, as such compensation appears on the books and records of the Company or a Designated Subsidiary for services rendered to the Company or a Designated Subsidiary, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” (as determined under Section 401(k) of the Code and its applicable regulations), any deferred compensation plan, or under a “cafeteria plan” (as defined under Section 125 of the Code and its applicable regulations). The Committee shall have the authority from time to time to approve the inclusion or deletion of any or all forms of compensation in or from the definition of, Eligible Compensation and may change the definition on a prospective basis, subject, however, to Code Section 423(b)(5).

2.9 “Employee” shall mean any employee of the Company or a Designated Subsidiary during the relevant Purchase Period; provided that the Committee shall have the authority to exclude (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees.

2.10 “Offering Date” shall mean the first business day of each Purchase Period.

2.11 “Fair Market Value” shall mean the closing price of a share of Common Stock in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

2.12 “Participant” shall mean a participant in the Plan as described in Section 3 of the Plan.

2.13 “Plan” shall mean this MSA Safety Incorporated Employee Stock Purchase Plan, as amended from time to time.

2.14 “Purchase Date” shall mean the last business day of each Purchase Period.

2.15 “Purchase Period” shall mean a semi-annual or other period as determined by the Committee pursuant to Section 4.2; provided that in no event shall the duration of any Purchase Period exceed five years.

2.16 “Subsidiary” shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Code Section 424(f).

Section 3.         Eligibility, Participation and Withdrawal.

3.1 Eligibility. Any Employee employed by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, and options to purchase Common Stock can be granted only to Employees of the Company or a Designated Subsidiary. No Employee may be granted an option under the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which are consistent with Code Section 423(b)(5).

3.2 Enrollment. An Employee who is eligible to participate in the Plan may become a Participant beginning with the first payroll date following the commencement of a Purchase Period by filing, during the enrollment period prior to an applicable Offering Date prescribed by the Committee, a completed payroll deduction authorization in the manner specified with the Human Resources Department of the Company.

3.3 Payroll Deductions.

(a) An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Eligible Compensation, not to exceed 10% or such other percentage as specified by the Committee prior to the commencement of a Purchase Period. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law or as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan, and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.

(b) Subject to such limitations, if any, as prescribed by the Committee, a Participant may prospectively initiate an increase or decrease to his or her rate of payroll deductions for any Purchase Period in accordance with and by such time as is established under the Company’s then applicable procedures for changing payroll deductions, which at a minimum shall permit a Participant to increase or decrease his or her rate of payroll deductions on the first day of each Purchase Period by filing a new payroll deduction authorization form with the Company within the time period specified by the Committee prior to such dates. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.

3.4 Withdrawal.

(a) Under procedures established by the Committee, a Participant may be permitted to discontinue payroll deductions under the Plan at any time during a Purchase Period and shall be permitted to discontinue payroll deductions under the Plan following a Purchase Period. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.

(b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will be used to purchase shares of the Common Stock in accordance with this Plan, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods; provided, however, a Participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.

3.5 Termination of Employment. In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death or disability or failure to return to active employment following a paid leave of absence) prior to the expiration of a Purchase Period, the Participant’s participation in the Plan shall terminate, and all amounts credited to the Participant’s account shall be used to purchase shares of the Common Stock in accordance with this Plan. Employees who are on a Company paid leave of absence, as described in the Company’s policies, shall be considered Employees through the leave of absence and shall be deemed to have terminated employment at the end of such leave of absence unless such Employee has returned to active employment.

Section 4.         Offerings.

4.1 Authorized Shares. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 150,000 shares, subject to adjustment as provided in Section 7. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as determined from time to time by the Board. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Committee shall allocate the available shares among the Participants in such manner as it deems fair and which complies with the requirements of Code Section 423 for employee stock purchase plans.

4.2 Purchase Periods. Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, (i) the duration of each Purchase Period shall be a six-month period, (ii) the first Purchase Period shall commence November 1, 2014; and (iii) subsequent Purchase Periods shall run consecutively each six-month period after the termination of the preceding Purchase Period. The Committee shall have the power to change the commencement date or duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants; provided, that in no event shall the duration of any Purchase Period exceed five years. In the event of the proposed liquidation or dissolution of the Company or a proposed sale of all or substantially all of the stock or assets of the Company or the merger or consolidation of the Company with or into another corporation, then the Committee may, in its sole discretion, establish a date on or before the date of consummation of such liquidation, dissolution, sale, merger or consolidation, which date shall be the ending date of the then current Purchase Period.

4.3 Purchase Price. The option price of each option shall be 95% (the “Designated Percentage”) of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. Notwithstanding the foregoing sentence, the Committee may change the Designated Percentage with respect to any future Purchase Period, but not below 85%.

4.4 $25,000 Limitation. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option which permits the Employee’s rights to purchase Common Stock under the Plan and all Code Section 423 employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 in Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The preceding sentence shall be interpreted so as to comply with Code Section 423(b)(8).

Section 5.         Purchase of Stock.

On each Purchase Date, a Participant shall automatically exercise the option to purchase the total number of full, and fractional if permitted, shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall be able to purchase at the applicable price specified in Section 4.3. Notwithstanding the preceding sentence:

(a) The number of shares which may be purchased by any Participant on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the Purchase Date; and

(b) The number of shares which may be purchased by a Participant on any subsequent Purchase Date in the same calendar year shall not exceed the number of shares determined by performing the calculation below:

Step One: Multiply the number of shares purchased by the Participant on each previous Purchase Date in the same calendar year by the Fair Market Value of a share of Common Stock on such Purchase Dates.

Step Two: Subtract the amount(s) determined in Step One from $25,000.

Step Three: Divide the remainder amount determined in Step Two by the Fair Market Value of a share of Common Stock on the Purchase Date for which the calculation is being performed. The quotient thus obtained is the maximum number of shares which may be purchased by the Participant on such Purchase Date.

To the extent any payroll deductions are not used on the Purchase Date for the purchase of shares of Common Stock, they shall be refunded without interest to the Participant except that amounts representing a fractional share shall be carried forward to future Purchase Periods for Participants enrolled in the Plan. All fees associated with the purchase of shares will be paid by the Company.

Section 6.         Payment and Delivery.

6.1 Payment. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock, and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 6.

6.2 Delivery. Unless and until otherwise determined by the Committee, all shares purchased under the Plan shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the Participant. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased. The Committee may require that shares purchased under the Plan be retained with a designated broker or plan administrator for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares.

6.3 Non-Transferability. Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the Participant’s lifetime may be exercised only by the Participant. Any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 3.4.

Section 7.         Adjustments.

If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any outstanding stock options, the number of shares of the Common Stock subject to the share limit provided herein and the number of shares which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.

Subject to the Board’s ability to terminate the Plan pursuant to Section 9 and the Committee’s discretion to terminate a Purchase Period pursuant to Section 4.2, if the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

In case of any adjustment or substitution as provided for in this Section 7, the Committee shall equitably adjust the formula for determining the Purchase Price of outstanding stock options in accordance with the requirements of Sections 423 and 424 of the Code.

If any adjustment or substitution provided for in this Section 7 requires the approval of shareholders in order to enable the Company to grant stock options under the Plan, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment or substitution would be to cause any outstanding option granted under the Plan to fail to continue to qualify as an option subject to Sections 421 and 423 of the Code or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such outstanding stock option.

Section 8.         Administration.

8.1 Authority of Committee. The Committee will have the authority and responsibility for the administration of the Plan. The Committee may delegate to one or more individuals or committees the day-to-day administration of the Plan. The Committee, or its delegate, shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective, as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

8.2 Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the purchase price, and the number of shares purchased.

Section 9.         Amendment or Termination of the Plan.

The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever without shareholder approval except as may be required by the rules of any stock exchange on which the Common Stock is listed and, without approval of the shareholders, no such revision or amendment shall (a) increase the number of shares subject to the Plan, other than an adjustment under Section 7 of the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan except as otherwise specified in this Plan.

Section 10.         Miscellaneous.

10.1 Compliance with Legal and Exchange Requirements. The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

10.2 Governmental Approvals. This Plan and the Company’s obligation to sell and deliver shares of its stock under the Plan in any jurisdiction shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder in such jurisdiction.

10.3 No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

10.4 Governing Law. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to conflicts of laws thereof) and applicable Federal law.

10.5 Effective Date. This Plan shall be effective February 27, 2014, the date of its adoption by the Board, provided that on or prior to February 26, 2015, such adoption of the Plan by the Board is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at a duly called and convened meeting of such holders.

MSA SAFETY INCORPORATED    •    1000 Cranberry Woods Drive, Cranberry Township, PA 16066    •    PHONE (724) 776-8600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4½% CUMULATIVE PREFERRED STOCK OF

        MSA SAFETY INCORPORATED:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 6, 2014 at 9:00 A.M., local Pittsburgh time, at the Company’s Corporate Center, 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2017:    The election of three directors for a term of three years;

(2)    Election of Director for 2016:    The election of one director for a term of two years;

(3)    Employee Stock Purchase Plan Approval:    Approval of Adoption of the Company’s Employee Stock Purchase Plan;

(4)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2014;

(5)    Say on Pay:    To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on March 11, 2014 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting even though as a holder of 4½% Cumulative Preferred Stock you have no voting rights.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 28, 2014

MSA Safety Incorporated
Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/msa Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 5, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 5, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5 Below:

1.	Election of three Directors for a term expiring in 2017. Nominees:	☐	Vote FOR all nominees (except as specified below)		☐	Vote WITHHELD from all nominees
01 Diane M. Pearse 02 L. Edward Shaw, Jr. 03 William M. Lambert
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Election of one Director for a term expiring in 2016. Nominee: 01 Rebecca B. Roberts	☐	Vote FOR	☐ Vote WITHHELD

3.	Approval of Adoption of the Company’s Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

4.	Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

5.	To provide an advisory vote to approve the executive compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

Address change? Mark box ☐ Indicate changes below		Date ______________________________, 2014

Signature(s) in Box

Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.

MSA SAFETY INCORPORATED

Annual Meeting of Shareholders

Tuesday, May 6, 2014

9:00 a.m.

MSA Corporate Center

1000 Cranberry Woods Drive

Cranberry Township, PA 16066

MSA Safety Incorporated

This proxy is solicited on behalf of the Board of Directors.

Proxy — MSA Safety Incorporated — 2014 Annual Meeting of Shareholders

The undersigned hereby appoints WILLIAM M. LAMBERT and DOUGLAS K. McCLAINE, or either of them, as proxies, with power of substitution, to vote all shares of MSA SAFETY INCORPORATED which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1, 2, 3, 4 and 5 on the reverse side. A vote FOR item 1 or item 2 includes discretionary authority to vote for a substitute if a nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.